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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COHERENT, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Notice of Annual
Meeting of Stockholders

May 6, 2021

8:30 a.m., Pacific Time

As part of our continuing precautions regarding the Coronavirus Disease (COVID-19), we are holding this year's annual meeting solely by means of remote communication. If we hold an annual meeting in 2022, we expect that we will revert to an in-person meeting, if appropriate.

If you plan to participate in our annual meeting, please see the instructions in the accompanying proxy statement. Stockholders will be able to listen, vote and submit questions (subject to the question guidelines) from any remote location that has Internet connectivity. There will be no physical location for stockholders to attend the meeting. Stockholders may participate in the meeting only by logging in at www.virtualshareholdermeeting.com/COHR2021.

MATTERS TO BE VOTED ON:

1.
To elect the eight directors named in the accompanying proxy statement;
2.
To approve our amended and restated Employee Stock Purchase Plan;
3.
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2021;
4.
To approve on a non-binding, advisory basis, our named executive officer compensation; and
5.
To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Stockholders of record at the close of business on March 12, 2021 are entitled to notice of and to vote at the meeting and at any adjournments or postponements thereof. All stockholders are cordially invited to attend and participate in our virtual meeting. However, to ensure your representation at the meeting, you are urged to vote in advance. You may vote via the Internet or by telephone, or if you requested to receive printed proxy materials, by marking, signing, dating and returning the proxy card as promptly as possible in the postage-prepaid envelope provided for that purpose.

We have retained Georgeson LLC to assist us in the solicitation of proxies. If you have any questions or require any assistance with completing your proxy, please contact Georgeson LLC by telephone at (866) 647-8872.

Santa Clara, California March 19, 2021	Sincerely,

Bret DiMarco Executive Vice President, Chief Legal Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2021

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE MEETING

General

The Board of Directors (the "Board") of Coherent, Inc. ("Coherent" or the "Company") is soliciting proxies for use at the virtual Annual Meeting of Stockholders (the "Annual Meeting" or "meeting") to be held at 8:30 a.m., Pacific Time, on May 6, 2021 and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. There will be no physical location for stockholders to attend the meeting.

You can participate in the Annual Meeting by logging in at www.virtualshareholdermeeting.com/COHR2021, where you will be able to listen to the meeting live, vote and submit questions. These proxy solicitation materials were first mailed on or about March 19, 2021 to all stockholders entitled to vote at the Annual Meeting.

Who May Vote at the Meeting?

You are entitled to vote at the Annual Meeting if you held your shares as of the close of business on our record date, March 12, 2021 (the "Record Date"). On the Record Date, 24,463,754 shares of our common stock, $0.01 par value, were issued and outstanding.

What Does Each Share of Common Stock I Own Represent?

On all matters, each share has one vote, unless, with respect to Proposal One regarding the election of directors, cumulative voting is in effect. See "Proposal One—Election of Directors—Vote Required" for a description of cumulative voting rights with respect to the election of directors.

How Can I Participate in the Virtual Annual Meeting?

To participate in the meeting, visit www.virtualshareholdermeeting.com/COHR2021 and enter your 16-digit control number as indicated. You can find your 16-digit control number on your proxy card or on the instructions that accompanied your proxy materials. You will be able to log into the virtual meeting platform beginning at 8:15 a.m. PDT on May 6, 2021. The meeting will begin promptly at 8:30 a.m. PDT on May 6, 2021. We encourage you to log in and ensure you can hear streaming audio prior to the meeting start time.

The virtual meeting platform is supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting.

If you wish to submit a question during the meeting, log into the virtual meeting platform, type your question into the "Ask a Question" field, and click "Submit." Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and, therefore, will not be answered. In the event we are not able to address any questions appropriately related to the business of the Company due to time constraints, we will address them at an upcoming financial results conference call.

If you encounter any difficulties accessing the virtual meeting during check-in please call the technical support number that will be posted on the virtual meeting platform's log in page.

General Information

Why Did I Receive a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

In accordance with the Securities and Exchange Commission ("SEC") rules, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On March 19, 2021, we commenced mailing a Notice Regarding the Availability of Proxy Materials to our stockholders (other than those who had previously requested electronic or paper delivery) containing instructions on how to access our proxy materials, including this proxy statement and our annual report. The Notice Regarding the Availability of Proxy Materials sets forth instructions on how to vote over the Internet and also how to request paper copies if that is your preference.

This process is designed to provide stockholders with easy access to our proxy materials, while reducing the printing, distribution and environmental costs of the proxy process. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials.

How Does a Stockholder Vote?

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. If you are entitled to vote, you may do so as follows:

•
Through the Internet—Before the Annual Meeting:  If you are a stockholder of record, go to www.proxyvote.com. Please have your proxy card in hand when you visit the website.

•
Through the Internet—During the Annual Meeting:  If you are a stockholder of record, you may vote live at the Annual Meeting through the virtual meeting platform by logging into www.virtualshareholdermeeting.com/COHR2021. If your shares are held in street name, you will need to obtain a legal proxy from your broker, bank or other nominee in order to vote live at the Annual Meeting.

•
Using the Telephone:  Dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the 16-digit control number, which you can find on your proxy card or on the instructions that accompanied your proxy materials.

•
Through Your Broker:  If your shares are held through a broker, bank or other nominee (commonly referred to as held in "street name"), you will receive instructions from them that you must follow to have your shares voted.

•
Returning a Proxy Card:  If you have requested printed proxy materials, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If your signed proxy card is received before the Annual Meeting, the designated proxies will vote your shares as you direct.

For telephone or Internet use before the meeting, your vote must be received by 11:59 p.m., Eastern time, on May 5, 2021 to be counted.

If you return a signed and dated proxy card without marking any voting directions, your shares will be voted "For" the election of all eight nominees for director set forth in this proxy statement and "For" Proposals Two, Three and Four.

We have retained Georgeson LLC to assist us in the solicitation of proxies. If you have any questions or require any assistance with voting, please contact Georgeson LLC by telephone at (866) 647-8872.

Matters to be Presented at the Meeting

We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any other matter is properly presented at the Annual Meeting, your proxy holders (one of the individuals named on your proxy card) will vote your shares in their discretion. The cost of this solicitation will be borne by us. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. In addition, proxies may be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone, e-mail or facsimile. We have also retained Georgeson LLC to assist us in the solicitation of proxies. We expect to pay Georgeson LLC approximately $15,000 for these services, plus expenses.

General Information

Revoking Your Proxy

If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must (i) advise the Corporate Secretary in writing by sending an email to investor.relations@coherent.com before the proxies vote your shares at the meeting, (ii) timely deliver later-dated proxy instructions or (iii) participate in the meeting and vote your shares electronically during the meeting.

Quorum; Broker Non-Votes; Abstentions

Our bylaws provide that stockholders holding a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date constitute a quorum at meetings of stockholders. Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count "For" and "Against" votes, abstentions and broker non-votes.

A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote because the nominee does not have discretionary voting power with respect to the proposal and has not received instructions with respect to the proposal from the beneficial owner. Broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of any proposal.

Abstentions will not be taken into account in determining the outcome of the election of directors. However, abstentions will have the same effect as a vote "Against" Proposals Two, Three and Four. We intend to separately report abstentions, and our Compensation and HR Committee will generally view abstentions as neutral when considering the results of Proposal Four.

Deadline for Receipt of Stockholder Proposals or Nominations; Proxy Access

In order to submit stockholder proposals for inclusion in our proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for the annual meeting to be held in fiscal 2022, written materials must be received by our Corporate Secretary at our principal executive offices in Santa Clara, California no later than November 19, 2021. Stockholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

Proposals must be addressed to: Bret DiMarco, Corporate Secretary, Coherent, Inc., 5100 Patrick Henry Dr., Santa Clara, California 95054. Simply submitting a proposal does not guarantee its inclusion.

Section 2.16 of the Company's bylaws also establishes an advance notice procedure with respect to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly from the floor at any annual meeting. To be properly brought before the annual meeting to be held in fiscal 2022, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be received by our Corporate Secretary (see above) at our principal executive offices no later than the 45th day (February 2, 2022), nor earlier than the 75th day (January 3, 2022), prior to the one-year anniversary of the date these proxy materials were first mailed by us, unless the annual meeting of stockholders is held prior to April 6, 2022 or after July 5, 2022, in which case, the proposal must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the annual meeting and (ii) the tenth day following the day on which public announcement of the date of such meeting is first made, and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. We have not received any notice regarding any such matters to be brought at the Annual Meeting.

General Information

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting. The chairperson of the Annual Meeting has the final discretion whether or not to allow any matter to be considered at the meeting which did not timely comply with all applicable notice requirements.

If a stockholder wishes only to recommend a candidate for consideration by the Governance and Nominating Committee as a potential nominee for the Company's Board, see the procedures discussed in "Proposal One—Election of Directors—Process for Stockholders to Recommend Candidates for Election to the Board of Directors."

The attached proxy card grants to the proxyholders discretionary authority to vote on any matter raised at the Annual Meeting, including proposals which are timely raised at the meeting, but did not meet the deadline for inclusion in this proxy statement.

In addition, our bylaws provide that, under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our proxy statement. These "proxy access" provisions permit a stockholder, or a group of up to 20 stockholders, who have owned 3% or more of our outstanding common stock continuously for at least three years to submit director nominees (for up to 20% of the number of directors then in office) for inclusion in our proxy materials, as long as the stockholder(s) provide timely written notice of such nomination and the stockholder(s) and nominee(s) satisfy the requirements specified in our bylaws. Notice of director nominees for our 2022 annual meeting of stockholders must include the information required under our bylaws and must be received by our Corporate Secretary (see above) at our principal executive offices no later than the close of business on the 120th day (October 20, 2021) and not earlier than the close of business on the 150th day (November 19, 2021) prior to the one-year anniversary of the date these proxy materials were first mailed by us, unless the annual meeting of stockholders is held prior to April 6, 2022 or after July 5, 2022, in which case, such notice must be received by our Corporate Secretary not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of (i) the 60th day prior to the annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. For additional information regarding these proxy access provisions, please refer to our bylaws.

Eliminating Duplicative Proxy Materials

To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Coherent common stock in more than one stock account, we are delivering only one set of our proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials (either electronically or by mail, as applicable) for each of these stockholders.

We will promptly deliver, upon verbal request, a separate copy of the annual report or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. To obtain an additional copy, you may also write us at 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations, or contact our Investor Relations department by telephone at (408) 764-4110.

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future. Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by contacting our distribution agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. It is our understanding that Broadridge will remove such stockholder from the householding program within 30 days of receipt of such written notice, after which each such stockholder will receive an individual copy of our proxy materials.

General Information

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Coherent with the SEC, the sections of this proxy statement entitled "Report of the Audit Committee of the Board of Directors" (to the extent permitted by the rules of the SEC) and "Compensation Discussion and Analysis" shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at www.virtualshareholdermeeting.com/COHR2021 during the meeting.

FURTHER INFORMATION

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of our annual report on Form 10-K for the fiscal year ended October 3, 2020 without exhibits and any amendments thereto upon request of such stockholder made in writing to Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054, Attn: Investor Relations. We will also furnish any exhibit to the annual report on Form 10-K if specifically requested in writing. You can also access our SEC filings, including our annual reports on Form 10-K, and all amendments thereto on the SEC website at www.sec.gov.

Spotlight on Governance

Our historical business results have been complemented by an approach to corporate governance that has consistently been recognized for including a number of governance "best practices," including:

*
Annual Board elections;

*
No classified Board;

*
Stockholders may act by written consent;

*
Independent Board Chair;

*
Majority voting for members of the Board in uncontested elections;

*
"Proxy access" bylaw provisions;

*
A clawback policy which applies to all executive officers of the Company;

*
No "blank check" or other classes of preferred stock;

*
Super majority of independent directors on the Board;

*
Executive compensation heavily weighted towards performance;

*
No super majority stockholder approval for mergers or other business combinations in our bylaws or charter;

*
A policy prohibiting executive officers and directors from hedging or pledging Company stock;

*
Age-based Board tenure/refreshment guidelines; and

*
Board, CEO and executive officer stock ownership requirements.

Importantly, the Board has implemented our governance approach with the full support and recommendation of senior management. These governance practices do not result from any stockholder proposals related to them. Rather, they reflect the commitment of the Board and management to maintain common sense and industry-leading governance practices and policies to go along with our strong historical financial performance. The independent director composition of our proposed slate of Board nominees consists of 29% female directors and over 40% directors who meet diversity qualification. The proposed slate is 88% independent, with only our CEO serving as an inside director.

In addition to a diverse background of experiences, the Board believes it is extremely important to have a balance of independent service on the Board, with a mix of new (0-5 years), mid-term (5-10 years) and long-term (more than 10 years) tenures participating. This blend of fresh perspectives and seasoned experience provides the right mix for effective Board oversight for today's modern multinational public company. Our financial performance over the past decade is proof that our stockholders have benefited from having a Board with a strong history of refreshment coupled with tenured members in each of these categories. Given the recent impacts to the global economy related to COVID-19, we believe that it is imperative to have all three categories of tenure on the Board. In general the Board seeks to have the greatest weight towards the new and mid-term categories (which may vary from time to time), which is reflected in the composition of our proposed slate of independent directors:

New Members (five years or less):	50%
Mid-Term Members (five to ten years):	25%
Long-Term Members (more than ten years):	25%

Coherent has also undertaken several less publicized sustainability initiatives, such as the installation of over 1,200 solar panels on our corporate headquarter building in California. This array produces over 400kW of energy per hour and approximately 625,000kW hours annually, significantly improving our headquarter's energy efficiency and reducing our greenhouse gas emissions by approximately 460 tons per year. This installation also allowed us to provide eight electric vehicle charging stations for our employees. Anecdotally, we have seen a significant increase in hybrid and electric powered vehicles in our Northern California employee base. Our most important environmental-related initiative, however, has been our energy-efficient product designs, which over the years have significantly reduced the amount of power and consumable materials needed to operate our products.

While much has been debated about requiring public companies to disclose their "political spending," as we have voluntarily disclosed for several years, we had no such corporate spending in 2020.

Our Board, management and employees take great pride in our financial performance, governance, stockholder relations and global corporate citizenship.

Spotlight on Governance

Recent Governance Changes

On and effective as of January 18, 2021, the Board amended and restated our bylaws to designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain proceedings relating to Coherent. We believe that having such court, located in our jurisdiction of incorporation, provides full access to the judicial process for our stockholders for such claims, but at the same time reducing cost to the company of having to address claims in multiple jurisdictions. Ultimately, such additional costs are borne by the company and stockholders as a whole.

If we hold an annual meeting in 2022, we intend to ask stockholders to approve the exclusive forum provision in our bylaws.

PROPOSAL ONE
ELECTION OF DIRECTORS

Nominees

Eight (8) members of the Board are to be elected at the Annual Meeting, all of whom are standing for re-election. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. Each nominee has consented to be named a nominee in the proxy statement and to continue to serve as a director, if elected. If any nominee becomes unable or declines to serve as a director, if additional persons are nominated at the meeting or if stockholders are entitled to cumulate votes, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible, and the specific nominees to be voted for will be determined by the proxy holders.

We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until our next annual meeting of stockholders or until a successor has been elected and qualified or until his or her earlier resignation or removal. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer.

The names of the nominees, all of whom are currently directors, and certain information about them as of March 19, 2021 is set forth below. All of the nominees have been unanimously recommended for nomination by the Board acting on the unanimous recommendation of the Governance and Nominating Committee of the Board. The committee consists solely of independent members of the Board. There are no family relationships among directors or executive officers of Coherent. Except as set forth in "Biographical Information" below, each of our directors has been engaged in his or her principal occupation set forth in the table below during the past five years.

Name	Age	Director Since	Principal Occupation
Jay T. Flatley(1)(2)	68	2011	Chairman of the Board of Illumina, Inc.
Pamela Fletcher(2)	54	2017	Vice President—Global Innovation at General Motors Company
Andreas ("Andy") W. Mattes	59	2020	President and Chief Executive Officer
Beverly Kay Matthews(3)	62	2019	Retired Partner, Ernst & Young
Michael R. McMullen(2)	60	2018	President and Chief Executive Officer of Agilent Technologies, Inc.
Garry W. Rogerson(1)(3)	68	2004	Former Chief Executive Officer of Advanced Energy Industries, Inc.
Steve Skaggs(1)(3)	58	2013	Former Senior Vice President and Chief Financial Officer of Atmel Corporation
Sandeep Vij(2)	55	2004	Former President and Chief Executive Officer of MIPS Technologies, Inc.

(1)
Member of the Governance and Nominating Committee.

(2)
Member of the Compensation and HR Committee.

(3)
Member of the Audit Committee.

Proposal One Election of Directors

Biographical Information

Jay T. Flatley.    Since 1999 Mr. Flatley has served as a member of the Board of Directors of Illumina, Inc., a leading developer, manufacturer and marketer of life science tools and integrated systems for the analysis of genetic variation and function and from July 2016 to December 2019, as Illumina's Executive Chairman of the Board of Directors. Since January 2020, he has served as Chairman of the Board of Directors of Illumina. From January 2016 to July 2016, he also served as Illumina's Chairman of the Board of Directors. From 1999 until July 2016, Mr. Flatley was Illumina's Chief Executive Officer. From 1999 to December 2013, Mr. Flatley also served as Illumina's President. Prior to joining Illumina, Mr. Flatley was President, Chief Executive Officer, and a member of the Board of Directors of Molecular Dynamics, Inc., a Nasdaq listed life sciences company focused on genetic discovery and analysis, from 1994 until its sale to Amersham Pharmacia Biotech Inc. in 1998. Additionally, he was a co-founder of Molecular Dynamics and served in various other positions there from 1987 to 1994. Mr. Flatley is also a member of the board of directors of Denali Therapeutics Inc., a biopharmaceutical company. Mr. Flatley previously served on the board of directors of Juno Therapeutics, Inc., a biopharmaceutical company. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and a M.S. in Industrial Engineering from Stanford University.

Mr. Flatley's years of executive and management experience in the high technology industry, including serving as the chief executive officer of several public companies, his service on the boards of other publicly held companies, and his years of service as a director of Coherent make him an invaluable member of the Board.

Pamela Fletcher.    Ms. Fletcher has served as Vice President—Global Innovation at General Motors Company ("GM"), a global automotive company, since October 2018 and was previously Vice President—Global Innovation and R&D Laboratories at GM from January 2019 to February 2020 (for R&D Laboratories). Over a fifteen-plus year career with GM, Ms. Fletcher has served in various roles, including Vice President—Global Electric Vehicle Programs from October 2017 to October 2018; Global Executive Chief Engineer, Autonomous and Electrified Vehicles and New Technology from July 2016 to October 2017; Executive Chief Engineer, Electrified Vehicles from August 2012 to July 2016; Chief Engineer, Chevrolet Volt Propulsion System from 2009 to August 2012; and Assistant Chief Engineer, Hybrid & Electric Propulsion Systems from 2007 to 2008. She holds a B.S. in Engineering from Kettering University and an M.S. in Engineering from Wayne State University.

Ms. Fletcher's years of executive and management experience in the automotive industry, her knowledge of advanced and emerging automotive technologies, and her years of service as a director of Coherent make her an invaluable member of the Board.

Andy Mattes.    Mr. Mattes has served as our Chief Executive Officer and President as well as a member of the Board since April 2020. Prior to joining Coherent and beginning in June 2019, he was a Senior Advisor to McKinsey & Company, a leading global management consulting firm, providing corporate and strategic consulting services to various clients of the firm. From January 2018 to May 2019, he was an independent corporate advisor. From 2013 to December 2017, he was the Chief Executive Officer and a member of the board of directors of Diebold Nixdorf Incorporated, a retail and financial services technology systems company. He also served as its President from 2013 to August 2016. Mr. Mattes was the Senior Vice President, Global Strategic Partnerships at Violin Memory, a computer storage systems company, in 2013. He has also held various senior management positions with Hewlett-Packard Co., a computer technologies company. From 2008 to 2011 he was the Senior Vice President and General Manager of Hewlett Packard's Enterprise Services for the Americas. From 2006 to 2008 he was Hewlett Packard's Chief Sales Officer for the Enterprise Business. Mr. Mattes spent the first 20 years of his career (between 1985 and 2005) at Siemens, holding a variety of senior leadership positions. These culminated in his role as chief executive officer of Siemens Communications Inc., USA, in Boca Raton, Florida. He received his Diplom-Kaufmann in business administration from Ludwig Maximilian University.

Mr. Mattes' decades of experience developing and executing business strategies, his prior executive service in public companies, his extensive international experience, his recent appointment as our President and Chief Executive Officer, and his previous service on the board of another publicly held company make him an invaluable member of the Board.

Beverly Kay Matthews.    Ms. Matthews is a certified public accountant (Texas) and retired from Ernst & Young, LLP ("EY"), a global accounting firm, in June 2019, where she served as Vice Chair and Managing Partner of the West Region since 2008. She joined EY in 1983 and held a number of leadership positions, including Chief Operating Officer and Managing Partner of the Americas' Assurance and Advisory Business Services from 2005 to 2008; Managing Partner of the Assurance Practice of the Gulf Coast Region from 2001 to 2005; Managing Partner of the Austin Office from 1998 to 2001;

Proposal One Election of Directors

and served as an audit partner for privately and publicly held companies in the technology, transportation and healthcare industries. She is also a member of the board of directors and audit and compensation committees of SVB Financial Group, the parent company of Silicon Valley Bank, a member of the board of directors and audit committee of Main Street Capital Corporation, and a member of the Texas Tech University Jerry S. Rawls College of Business Advisory Council. Ms. Matthews holds a Bachelors of Business Administration in Accounting from Texas Tech University.

Ms. Matthews' years in the public accounting industry working with public companies in the technology, transportation and healthcare industries, as well as her service on the boards of other publicly held companies, make her an invaluable member of the Board.

Michael R. McMullen.    Mr. McMullen has served as Chief Executive Officer of Agilent Technologies, Inc. ("Agilent"), a global leader in Life Sciences and Diagnostics, since March 2015 and as President of Agilent since September 2014. From September 2014 to March 2015, he also served as Agilent's Chief Operating Officer. From September 2009 to September 2014, he served as Senior Vice President, Agilent and President, Chemical Analysis Group at Agilent. From January 2002 to September 2009, he served as Agilent's Vice President and General Manager of the Chemical Analysis Solutions Unit of the Life Sciences and Chemical Analysis Group. Prior to assuming this position, from March 1999 to December 2001, Mr. McMullen served as Country Manager for Agilent's China, Japan and Korea Life Sciences and Chemical Analysis Group. Prior to this position, Mr. McMullen served as the Controller for the Hewlett-Packard Company and Yokogawa Electric Joint Venture from July 1996 to March 1999. Mr. McMullen is also a member of the board of directors of Agilent. Mr. McMullen holds a bachelor's degree in economics and business administration from the University of Delaware and an MBA from the Wharton School of Business.

Mr. McMullen's years of executive and management experience in the high technology industry, including serving as the chief executive officer and on the board of another publicly held company, make him an invaluable member of the Board.

Garry W. Rogerson.    Mr. Rogerson has served as Coherent's Chairman of the Board since June 2007. Since September 2015, Mr. Rogerson has been a private investor. From August 2011 to September 2015, Mr. Rogerson was Chief Executive Officer and a member of the Board of Directors of Advanced Energy Industries, Inc., a provider of power and control technologies for thin film manufacturing and solar-power generation, after which he agreed to serve as a special advisor for a period of time. He was Chairman and Chief Executive Officer of Varian, Inc., a major supplier of scientific instruments and consumable laboratory supplies, vacuum products and services, from February 2009 and 2004, respectively, until the purchase of Varian by Agilent Technologies, Inc. in May 2010. Mr. Rogerson served as Varian's Chief Operating Officer from 2002 to 2004, as Senior Vice President, Scientific Instruments from 2001 to 2002, and as Vice President, Analytical Instruments from 1999 to 2001. Mr. Rogerson received an honours degree and Ph.D. in biochemistry as well as an honorary doctoral science degree from the University of Kent at Canterbury.

Mr. Rogerson's years of executive and management experience in the high technology industry, including serving as the chief executive officer of several public companies, his service on the boards of other publicly held companies, and his years of service as a director of Coherent make him an invaluable member of the Board.

Steve Skaggs.    Mr. Skaggs has been a private investor since April 2016. He currently also serves as a member of the board of directors and chair of the audit committee of IDEX Biometrics, ASA. From May 2013 to April 2016, Mr. Skaggs was Senior Vice President and Chief Financial Officer of Atmel Corporation, a leading supplier of microcontrollers, until its acquisition by Microchip Technology Incorporated. Mr. Skaggs has more than 25 years of experience in the semiconductor industry, including serving as President, Chief Executive Officer and Chief Financial Officer of Lattice Semiconductor, a supplier of programmable logic devices and related software. He was also previously a member of the board of directors of Lattice. Prior to Lattice, Mr. Skaggs was employed by Bain & Company, a global management consulting firm, where he specialized in high technology product strategy, mergers and acquisitions and corporate restructurings. Mr. Skaggs holds an MBA degree from the Harvard Business School and a B.S. degree in Chemical Engineering from the University of California, Berkeley.

Mr. Skaggs' years of executive and management experience in the high technology industry, including serving as the chief executive officer and chief financial officer of other public companies, his prior service on the board of another publicly held company and his years of service as a director of Coherent make him an invaluable member of the Board.

Sandeep Vij.    Mr. Vij has been a private investor since February 2013. Previously, he held the position of President and Chief Executive Officer and was a member of the board of directors of MIPS Technologies, Inc., a leading provider of processor architectures and cores, from January 2010 until its

Proposal One Election of Directors

sale in February 2013. In addition, Mr. Vij had been the Vice President and General Manager of the Broadband and Consumer Division of Cavium Networks, Inc., a provider of highly integrated semiconductor products from May 2008 to January 2010. Prior to that, he held the position of Vice President of Worldwide Marketing, Services and Support for Xilinx Inc., a digital programmable logic device provider, from 2007 to April 2008. From 2001 to 2006, he held the position of Vice President of Worldwide Marketing at Xilinx. From 1997 to 2001, he served as Vice President and General Manager of the General Products Division at Xilinx. Mr. Vij joined Xilinx in 1996 as Director of FPGA Marketing. He is a graduate of General Electric's Edison Engineering Program and Advanced Courses in Engineering. He holds an MSEE from Stanford University and a BSEE from San Jose State University.

Mr. Vij's years of executive and management experience in the high technology industry, including serving as the chief executive officer of another public company, his service on the board of another publicly held company, and his years of service as a director of Coherent make him an invaluable member of the Board.

Director Independence

The Board has determined that, with the exception of Mr. Mattes, all of its current members and all of the nominees for director are "independent directors" as that term is defined in the listing rules of the Nasdaq Stock Market.

Board Meetings and Committees

The Board held a total of eleven (11) formal meetings and acted two (2) times by unanimous written consent during fiscal 2020. Additionally, from time to time between formal meetings, members of the Board participate in update or status telephone calls and briefings, which are not included in these totals. During fiscal 2020, the Board had three standing committees: the Audit Committee; the Compensation and HR Committee; and the Governance and Nominating Committee. From time to time, the Board may create, and has in the past created, limited ad hoc committees, service on which does not provide additional compensation. Currently, as discussed below, the Board has one ad hoc committee, the Equity Committee, which is designated and overseen by the Compensation and HR Committee. Each of our directors attended at least 75% of the meetings of the Board and the committees on which he or she served during fiscal 2020.

Audit Committee

The Audit Committee consists of directors Skaggs (Chair), Matthews and Rogerson. The Audit Committee held ten (10) meetings during fiscal 2020. Susan James also served on the committee during fiscal 2020 until her retirement from the Board on April 27, 2020. The Board has determined that directors Skaggs, Matthews and Rogerson are "audit committee financial experts" as that term is defined in the rules of the SEC. Among other things, the Audit Committee has the sole authority for appointing and supervising our independent registered public accounting firm and is primarily responsible for approving the services performed by our independent registered public accounting firm and for reviewing and evaluating our accounting principles and our system of internal accounting controls.

Compensation and HR Committee

The Compensation and HR Committee consists of directors Vij (Chair), Flatley, Fletcher and McMullen. The Compensation and HR Committee held eight (8) meetings during fiscal 2020. As noted above, all of the members of the Compensation and HR Committee are "independent" as defined under the listing rules of the Nasdaq Stock Market. The Compensation and HR Committee, among other things, reviews and approves our executive compensation policies and programs and makes equity grants to employees, including officers, pursuant to our equity plan. In fiscal 2020, this committee had the sole authority delegated to it by the Board to make equity grants to employees of the company serving at a level of vice president and above. On September 27, 2018, the Board, at the recommendation of the Compensation and HR Committee, designated an Equity Committee with authority to make grants of restricted stock units, within guidelines recommended by the Compensation and HR Committee, to individuals who are employees serving at a level below that of vice president. The Equity Committee is composed of our CEO, in his capacity as a member of the Board. The Equity Committee reports to the Compensation and HR Committee periodically and upon request of the

Proposal One Election of Directors

Compensation and HR Committee. The Equity Committee's designated authority was first effective for fiscal 2019 and is concurrent with and does not supersede the authority of the Compensation and HR Committee. For additional information about the Compensation and HR Committee's processes and procedures for the consideration and determination of executive compensation, see "Compensation Discussion and Analysis."

Governance and Nominating Committee

The Governance and Nominating Committee consists of directors Rogerson (Chair), Flatley and Skaggs. The Governance and Nominating Committee held five (5) meetings during fiscal 2020. Susan James also served on the committee during fiscal 2020 until her retirement from the Board on April 27, 2020. The Governance and Nominating Committee, among other things, assists the Board by making recommendations to the Board on matters concerning director nominations and elections, board committees and corporate governance, allocation of risk oversight amongst the Board and its committees and compensation for directors. For fiscal 2020, the committee retained an independent compensation consultant to advise it on compensation for service on the Board. Additionally, the committee led the search process for our new chief executive officer and retained a search consultant to assist in such search.

Copies of the charters for each committee of the Board may be found on the investor relations section of our website (investors.coherent.com) under "Corporate Governance"/"Governance Documents."

Attendance at Annual Meeting of Stockholders by the Members of the Board of Directors

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, directors are encouraged, but not required, to attend. Seven of our eight then-current members of the Board attended our annual meeting held on April 27, 2020.

Process for Stockholders to Recommend Candidates for Election to the Board of Directors

The Governance and Nominating Committee will consider nominees properly recommended by stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to us at our principal executive offices (Attention: Corporate Secretary) and must include the candidate's name, age, home and business contact information, principal occupation or employment, the number of shares beneficially owned by the nominee and the stockholder making the recommendation, whether any hedging transactions have been entered into by the nominee or on his or her behalf, information regarding any arrangements or understandings between the nominee and the stockholder nominating the nominee or any other persons relating to the nomination, a written statement by the nominee acknowledging that the nominee will owe a fiduciary duty to Coherent if elected, a written statement of the nominee that such nominee, if elected, intends to tender, promptly following such nominee's election or re-election, an irrevocable resignation effective upon such nominee's failure to receive the required vote for re-election at the next meeting at which such nominee would face re-election and upon acceptance of such resignation by the Board in accordance with Coherent's guidelines or policies, and any other information required to be disclosed about the nominee if proxies were to be solicited to elect the nominee as a director.

For a stockholder recommendation to be considered by the Governance and Nominating Committee as a potential candidate at a meeting of stockholders, nominations must be received on or before the deadline for receipt of stockholder proposals for such meeting. In the event a stockholder decides to nominate a candidate for director and solicits proxies for such candidate, the stockholder will need to follow the rules set forth by the SEC and in our bylaws. See "General Information About the Meeting—Deadline for Receipt of Stockholder Proposals or Nominations; Proxy Access."

Proposal One Election of Directors

The Governance and Nominating Committee's criteria and process for evaluating and identifying the candidates that it approves as director nominees are as follows:

•
The Governance and Nominating Committee regularly reviews the current composition and size of the Board;

•
The Governance and Nominating Committee reviews the qualifications of any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the Governance and Nominating Committee determines, a search firm. Such review may, in the Governance and Nominating Committee's discretion, include a review solely of information provided to the Governance and Nominating Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper;

•
The Governance and Nominating Committee evaluates the performance of the Board as a whole and evaluates the qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders;

•
The Governance and Nominating Committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. Except as may be required by rules promulgated by the Nasdaq Stock Market or the SEC, it is the current belief of the Governance and Nominating Committee that there are no specific, minimum qualifications that must be met by any candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In evaluating the qualifications of the candidates, the Governance and Nominating Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. While Coherent does not have a formal policy with regard to the consideration of diversity in identifying director nominees, as noted above, diversity of experience is one of many factors that the committee considers;

•
The Governance and Nominating Committee considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase the overall effectiveness of the Board, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members;

•
In evaluating and identifying candidates, the Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm; and

•
After such review and consideration, the Governance and Nominating Committee recommends the slate of director nominees to the full Board for its approval.

The Governance and Nominating Committee will endeavor to notify, or cause to be notified, all director candidates, including those recommended by a stockholder, of its decision as to whether to nominate such individual for election to the Board.

Our corporate governance guidelines require that upon a member of the Board turning 72 years old, he or she shall submit a conditional resignation to the Governance and Nominating Committee effective upon the next annual meeting of stockholders. The committee then determines whether to recommend that the Board accept such resignation.

Proposal One Election of Directors

Majority Voting and Conditional Resignations from the Board of Directors

Since 2013, we have had a majority vote standard for the election of directors in elections that are not Contested Elections (as defined below). This means that a nominee for director in an uncontested election such as this one shall be elected to the Board if the votes cast "for" such nominee exceed the votes cast "against" such nominee (with abstentions and broker non-votes not counted as a vote cast either "for" or "against" that director's election). However, if the number of nominees exceeds the number of directors to be elected (a "Contested Election"), our bylaws provide that directors shall be elected by a plurality of the votes cast.

The Board has also adopted a policy on majority voting to (i) establish procedures under which any incumbent director who fails to receive a majority of the votes cast in an election that is not a Contested Election shall tender his or her resignation to the Governance and Nominating Committee for consideration; and (ii) provide that the Governance and Nominating Committee will make recommendations to the Board regarding the actions to be taken with respect to all such offers to resign. The Board shall act on the resignation within 90 days following certification of the election results. In the event that the Board does not accept such resignation, then such director shall continue to serve until such time as his or her successor is elected.

Stockholder Communication with the Board of Directors

While the Board believes that management speaks for Coherent, the Board encourages direct communication from stockholders. Accordingly, any stockholder may contact any member of the Board individually or as a group by writing by mail to our principal executive offices (c/o Corporate Secretary) at 5100 Patrick Henry Dr., Santa Clara, CA 95054.

Any stockholder may report to us any complaints or comments regarding accounting, internal accounting controls, or auditing matters. Any stockholder who wishes to so contact us should send such complaints or comments to the Audit Committee, c/o Corporate Secretary, at our principal executive offices. Additionally, as noted below, our Compensation and HR Committee encourages stockholder communication on matters related to executive compensation.

Any stockholder communications that the Board receives will first go to our Corporate Secretary, who will log the date of receipt of the communication as well as the identity and contact information of the correspondent in our stockholder communications log.

Our Corporate Secretary will review, summarize and, if appropriate, investigate the complaint under the direction of the Board or appropriate committee of the Board in a timely manner. In the case of accounting or auditing related matters, a member of the Audit Committee, or the Audit Committee as a whole, will then review the summary of the communication, the results of the investigation, if any, and, if appropriate, the draft response. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the Corporate Secretary maintains with respect to all stockholder communications.

Independent Chair and Board Leadership

The Board's leadership structure consists of an independent Board Chair, who is elected by the independent directors, and independent committee chairs. We separate the positions of Chief Executive Officer ("CEO") and Board Chair in recognition of the differences between the two roles. The Board believes this structure provides independent Board leadership and engagement.

Given that our Chair is an independent director, the Board does not feel the need for a separate "lead independent director," as our independent Chair performs that function. The Board takes its independence seriously and reinforces this standard with seven of the eight director nominees, or 88%, being independent.

Proposal One Election of Directors

The Role of the Board and Its
Committees in Risk Oversight

The Board oversees Coherent's risk profile and management's processes for assessing and managing risk, both as a Board and through its committees, with the Governance and Nominating Committee delegated the responsibility for assigning oversight responsibilities to each committee and the Board as a whole. Our senior executive team provides regular updates to the Board and each committee regarding our strategies and objectives and the risks inherent with them.

Each regular meeting of the Board includes a discussion of risks related to the Company's financial results and operations and each committee schedules risk-related presentations regularly throughout the year. In addition, our directors have access to our management to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend Board and committee meetings to provide additional insight on the matters being discussed, including risk exposures. Our Chief Financial Officer and Chief Legal Officer both report directly to our CEO, providing him with further visibility to our risk profile. A Corporate Vice President of Finance is the designated officer overseeing our enterprise risk management program and works closely with both our Chief Financial Officer and Chief Legal Officer on these matters.

These regular meetings also provide our Board members the opportunity to discuss issues of concern directly with management. In general, the Board and its committees oversee the following risk categories:

•
The Board generally oversees the Company's overall enterprise risk management process and specifically with regard to the areas of strategy, mergers and acquisitions, communications and operations;

•
The Audit Committee generally oversees risks primarily related to financial controls, IT, accounting, tax, treasury, capital, legal, regulatory and compliance;

•
The Compensation and HR Committee generally oversees our compensation programs so that they do not incentivize excessive risk taking as well as overseeing human resources related risks; and

•
The Governance and Nominating Committee oversees the assignment of risk oversight categories by each particular committee and/or the Board as a whole, as well as those risks related to compensation of members of the Board and succession planning for the Board and our CEO.

Management presents an annual assessment of the risks associated with the Company's compensation plans. The Compensation and HR Committee agreed with the conclusion from the first quarter of fiscal 2021 presentation that the risks were within our ability to effectively monitor and manage and that these risks are not reasonably likely to have a material adverse effect on the Company.

Hedging Policy

The Board (acting on the recommendation of the Audit Committee) has approved the Company's Insider Trading Policy (the "Policy"), which applies to all directors, officers and employees of the Company. The Policy includes the following restrictions:

•
A prohibition against "short sales" (i.e., the sale of a security that must be borrowed to make delivery) and "selling short against the box" (i.e., a sale with a delayed delivery) with respect to Company securities by any director, officer or employee of the Company;

•
A prohibition against any director, officer or employee of the Company engaging in transactions in publicly traded options, such as puts and calls, and other derivative securities with respect to the Company's securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities;

•
A prohibition against pledging Company securities as collateral for loans by any director, officer or employee of the Company who is subject to (1) the reporting requirements of Section 16 of the Exchange Act or (2) the Company's blackout periods or pre-clearance requirements under the Policy (a "designated insider"); and

•
A prohibition against holding Company securities in margin accounts by any director, officer or employee of the Company who is a designated insider.

Proposal One Election of Directors

Additional Board Governance Matters

The Board (acting on the recommendation of the Governance and Nominating Committee) has approved the Company's Corporate Governance Guidelines, which include, among other items (in addition to those items described elsewhere in this proxy statement), the following provisions:

•
At each regular meeting of the Board, the independent directors also meet in executive session without the presence of management;

•
To avoid "over-boarding" we maintain the following limits on service on other boards:

–
CEO—No more than one (1) other public company board of directors in addition to the Company (note, however, that Mr. Mattes does not currently serve on any public company boards other than ours);

–
Independent Directors—No more than four (4) other public company boards of directors in addition to the Company;

–
Audit Committee members—No more than three (3) other public company audit committees in addition to the Company, unless the other independent directors consent;

•
Each independent member of the Board must, within five years of initial appointment, acquire and thereafter maintain a minimum value of Company stock equal to three times such director's annual Board cash retainer (exclusive of any cash retainer for service as chair or committee service);

•
The Board is responsible for reviewing the Company's succession planning and senior management development on an annual basis; and

•
The Board maintains an age-based term limit of 72 (provided, that the Governance and Nominating Committee maintains the flexibility to not apply such limit on a facts and circumstances basis).

Fiscal 2020 Director Compensation

During fiscal 2020, we paid our non-employee directors an annual cash retainer (depending upon position) for service on the Board as follows:

Position	Annual Retainer
Board Member	$60,000
Board Chair	$60,000
Audit Committee Chair	$34,000
Compensation and HR Committee Chair	$20,000
Governance and Nominating Committee Chair	$13,500
Audit Committee member (non-Chair)	$12,500
Compensation and HR Committee member (non-Chair)	$10,000
Governance and Nominating Committee member (non-Chair)	$6,500

The Governance and Nominating Committee annually reviews Board and committee compensation with the assistance of an independent compensation consultant, which for fiscal 2020 was Compensia. Compensia is separately compensated for this work from the work it does as the Compensation and HR Committee's independent consultant for executive compensation. The annual review includes a comparison to peer companies (which are the same as used for executive compensation as noted in "Compensation Discussion and Analysis") and market pay practices for service on boards of directors. Compensia advised the committee that the design and pay levels of the director compensation program were aligned with peer market practices. As noted, the Board is compensated with a combination of cash retainers and a fixed value of time-based RSUs. As noted elsewhere in this proxy statement, Compensia has not provided any other service for the Company other than as directed by a committee of the Board. Despite the significant increase in Board meetings during fiscal 2020 and the beginning of fiscal 2021, the Board has not had a corresponding increase in compensation.

Proposal One Election of Directors

Following the recommendation of the Governance and Nominating Committee (based upon review by Compensia) in February 2017, the Board adopted resolutions automatically granting each year without any discretion to each non-employee director an award of RSUs (rounded down to the nearest whole share) valued at $225,000 (based on the trailing thirty day closing price of the Company's common stock on the Nasdaq Stock Market measured from the last trading day prior to the date of grant) upon the director's election to the Board at the Company's annual meeting. In addition, the Board determined that upon the initial appointment of a non-employee director, such director will receive an award of RSUs valued at $225,000 (based on the trailing thirty day closing price of the Company's common stock on the Nasdaq Stock Market measured from the last trading day prior to the date of grant), which RSUs shall vest over two years (fifty percent on each anniversary of the date of grant). Such awards of RSUs are currently granted under the Coherent Equity Incentive Plan. Prior to the approval of the Coherent Equity Incentive Plan by our stockholders in April 2020, these awards of RSUs were made under the 2011 Equity Incentive Plan.

The chart below presents information concerning the total compensation of our non-employee directors for service (including the Board and, where applicable, committee service) during fiscal 2020:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Total ($)
Jay T. Flatley	76,500	269,724	—	346,224
Pamela Fletcher	70,000	269,724	—	339,724
Susan M. James*	64,625	—	—	64,625
Beverly Kay Matthews	72,500	269,724	—	342,224
Michael R. McMullen	70,000	269,724	—	339,724
Garry W. Rogerson	146,000	269,724	—	415,724
Steve Skaggs	95,125	269,724	—	364,849
Sandeep Vij	80,000	269,724	—	349,724

*
Fees paid in cash to Ms. James reflect the pro-rata amount for her service during the fiscal year. Ms. James retired from the Board effective as of April 27, 2020.

(1)
The chart below summarizes the gross cash amounts earned by non-employee directors for service during fiscal 2020 on the Board and its committees:

Name	Annual Board Service ($)		Audit Committee ($)		Compensation and HR Committee ($)	Governance and Nominating Committee ($)		Total ($)
Jay T. Flatley	60,000		—		10,000	6,500		76,500
Pamela Fletcher	60,000		—		10,000	—		70,000
Susan M. James*	45,000	†	14,750	†	—	4,875	†	64,625
Beverly Kay Matthews	60,000		12,500		—	—		72,500
Michael R. McMullen	60,000		—		10,000	—		70,000
Garry W. Rogerson	120,000		12,500		—	13,500		146,000
Steve Skaggs	60,000		28,625	†	—	6,500		95,125
Sandeep Vij	60,000		—		20,000	—		80,000

*
Retainer amounts for Ms. James are pro-rata for her service during the fiscal year. Ms. James retired from the Board effective as of April 27, 2020.

†
Reflects pro-rata amounts for service on the Board and the respective committee during the year; the applicable individual did not serve on the applicable committee for the entire fiscal year. In the case of Mr. Skaggs, he was appointed Chair of the Audit Committee in December 2019.
(2)
These amounts do not reflect compensation actually received. Rather, these amounts represent the aggregate grant date fair value computed in accordance with ASC 718, for restricted stock units ("RSUs") which were granted in fiscal 2020. The assumptions used to calculate the value of these RSUs are set forth in Note 12 "Employee Stock Award and Benefit Plans"

Proposal One Election of Directors

  of the Notes to the Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2020, filed with the SEC on December 1, 2020.

(3)
The aggregate number of shares underlying unvested RSUs held by each of our non-employee directors as of the end of fiscal 2020 (including the grants made to our non-employee directors during fiscal 2020) was as follows:

Name	Shares(a)
Jay T. Flatley	2,148(b)
Pamela Fletcher	2,148(b)
Susan M. James	—
Beverly Kay Matthews	2,898(c)
Michael R. McMullen	2,148(b)
Garry W. Rogerson	2,148(b)
Steve Skaggs	2,148(b)
Sandeep Vij	2,148(b)

(a)
The shares underlying the RSUs will vest to the extent an individual is a member of the Board on the applicable vesting date.

(b)
These shares vested on February 15, 2021.

(c)
2,148 shares vested on February 15, 2021, and 750 shares are scheduled to vest on May 9, 2021.
(4)
No stock options have been granted to our non-employee directors since 2011. As of the end of fiscal 2020, none of our non-employee directors held any stock options.

Proposal One Election of Directors

Option Exercises and Stock Vested During Fiscal 2020

The table below sets forth certain information for each non-employee director regarding the exercise of options and the vesting of stock awards during fiscal 2020, including the aggregate value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jay T. Flatley	24,000	1,468,560	1,805	277,627
Pamela Fletcher	—	—	1,805	277,627
Susan M. James	—	—	1,805	277,627
Beverly Kay Matthews	—	—	750	105,150
Michael R. McMullen	—	—	2,422	345,386
Garry W. Rogerson	—	—	1,805	277,627
Steve Skaggs	—	—	1,805	277,627
Sandeep Vij	—	—	1,805	277,627

(1)
Reflects the difference between the exercise price of the option and market price of our common stock on the exercise date.

(2)
Reflects the market price of our common stock on the vesting date or the last day on which our common stock traded prior to the vesting date if trading did not occur on the vesting date.

Vote Required

The affirmative vote of a majority of the votes cast is required for the election of directors. You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to each of the director nominees named in this proxy statement. Pursuant to our bylaws, abstentions and broker non-votes are not considered to be votes cast with respect to the election of directors and, therefore, will not have an effect in determining the outcome of the election of directors. If a quorum is present, each of the eight (8) nominees who receives more "FOR" votes than "AGAINST" votes will be elected.

Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled. Alternatively, a stockholder may distribute his or her votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than eight (8) candidates. However, no stockholder will be entitled to cumulate votes for a candidate unless (i) such candidate's name has been properly placed in nomination for election at the Annual Meeting prior to the voting and (ii) the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes. If cumulative voting occurs at the meeting and you do not specify how to distribute your votes, your proxy holders (the individuals named on your proxy card) will cumulate votes in such a manner as will ensure the election of as many of the nominees listed above as possible, and the specific nominees to be voted for will be determined by the proxy holders.

Recommendation

The Board recommends that stockholders vote "FOR" each of the eight nominees presented herein.

PROPOSAL TWO
APPROVAL OF OUR AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

General

We are asking stockholders to approve our amended and restated Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan was initially adopted in 1980 and has been amended several times, most recently in 2012 to increase the number of shares reserved for issuance thereunder (the "Existing Plan"). Following the unanimous recommendation of its Compensation and HR Committee, the Board has determined that it is in the best interests of the Company and its stockholders to amend and restate the Purchase Plan: (i) to authorize additional shares of our common stock for purchase under the Purchase Plan and (ii) to make certain administrative changes including permitting the Company to allow employees who may customarily work less than 20 hours per week to participate. The Board has authorized an increase to the number of shares reserved for issuance thereunder by an additional 250,000 shares to an aggregate of 337,192 shares of our common stock reserved for purchase under the Purchase Plan on or after May 6, 2021 subject to stockholder approval.

As of February 26, 2021, 87,192 shares remained available for issuance under the Existing Plan. The Board expects that with the 250,000 share increase, the number of shares reserved for issuance under the Purchase Plan will be sufficient to operate the plan for at least three years without having to request additional shares. The Board will periodically review actual share consumption under the Purchase Plan and may make an additional request for shares under the Purchase Plan earlier or later than this period as needed.

The Board believes that the Purchase Plan is helpful to the Company in attracting and retaining personnel and the Company's request for an additional 250,000 shares is reasonable and prudent and allows us to continue the Purchase Plan.

If the stockholders approve the Purchase Plan, it will replace the current version of the Existing Plan. If stockholders do not approve the amended and restated Purchase Plan, we will continue to use the current version of the Existing Plan.

Description of the Purchase Plan

The following is a summary of the principal features of the Purchase Plan and its operation. The summary is qualified in its entirety by reference to the Purchase Plan as set forth in Appendix A.

General

The Purchase Plan was adopted by the Board in March 2021, subject to stockholder approval at the Annual Meeting. The purpose of the Purchase Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase shares of our common stock through payroll deductions.

Eligibility

Each of our employees or the employees of our subsidiaries who is customarily employed with us or one of our subsidiaries for at least twenty hours per week (or such lesser number of hours determined by the Company) is eligible to participate in the Purchase Plan; except that no employee will be granted an option under the Purchase Plan to the extent that (i) immediately after the grant, such employee would own 5% or more of the total combined voting power or value of the Company, (ii) his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year, or (iii) the employee is an employee of a subsidiary that we have designated as not participating in the Purchase Plan. As of February 26, 2021, approximately 4,476 employees were eligible to participate in the Purchase Plan. Non-employee directors are not eligible to participate in the Purchase Plan.

Proposal Two Approval of Our Amended and Restated Employee Stock Purchase Plan

Offering Period

The Purchase Plan is implemented through offering periods—currently two offering periods during each fiscal year, each of six months duration, commencing on or about May 1 and November 1 of each year. To participate in the Purchase Plan, an eligible employee must complete a subscription agreement provided by the Company authorizing payroll deductions and submit such subscription agreement prior to the applicable offering date. Unless otherwise determined by the Company, payroll deductions may not exceed 10% of a participant's base pay which he or she received on a given payday nor be less than a $10 deduction per payday. At the beginning of each offering period, each participant automatically is granted an option to purchase shares of our common stock through such participant's accumulated payroll deductions. Unless a participant withdraws from the Purchase Plan, the option will be automatically exercised at the end of the offering period, and the maximum number of full shares will be purchased at the applicable amount of the accumulated payroll deductions in his or her account.

Purchase Price

Shares of our common stock may be purchased under the Purchase Plan at a purchase price equal to 85% of the lesser of the fair market value of our common stock on (i) the first day of the offering period, or (ii) the last day of the offering period. The fair market value of our common stock on any relevant date will be determined by the Board in good faith.

Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions throughout each offering period. The payroll deductions made by a participant will be credited to his or her account under the Purchase Plan. A participant may not make any additional payments into such account. The maximum number of full shares of our common stock that a participant may purchase in each offering period will be determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that offering period by the purchase price, provided that in no event may a participant purchase during one offering period more than 10,000 shares.

A participant may lower but not increase the rate of his or her payroll deductions during an offering period by filing a new subscription agreement. Unless otherwise determined by the Company, the change in rate will be effective within 15 days following the Company's receipt of the new authorization.

Withdrawal

During the offering period, a participant may discontinue all, but not less than all, of the payroll deductions credited to his or her account at any time prior to the end of an applicable offering period by giving notice to the Company. All the participant's payroll deductions credited to his or her account will be paid promptly after receipt of a withdrawal notice and the option will terminated, and no further payroll deductions will be made during the applicable offering period.

In the event a participant fails to remain employed by the Company or any subsidiary customarily for at least 20 hours per week (or such lesser number of hours determined by the Company) during a given offering period, he or she will be deemed to have elected to withdraw from the Purchase Plan and the payroll deductions credited to his or her account will be returned and the option terminated.

Termination of Employment

Upon termination of a participant's employment prior to the end of an offering period for any reason, including retirement or death, he or she will be deemed to have elected to withdraw from the Purchase Plan and the payroll deductions credited to the participant's account will be returned to him or her and such participant's option will automatically be terminated.

Nontransferability

Participants may not assign their rights under the Purchase Plan to any other person other than by will or the laws of descent and distribution.

Changes in Capitalization and Transactions

The Purchase Plan provides for adjustment of the aggregate number of shares that may be issued under the Purchase Plan, as well as the purchase price per share and the number of shares covered by each outstanding option, for changes in our common stock without receipt of consideration by the Company (such as resulting from a stock dividend, stock split, recapitalization, reorganization, merger, consolidation or other similar corporate transaction or event affecting our common stock).

In the event of any corporate transaction, the Board may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number, class of or price of shares available for purchase under the Purchase Plan and such other adjustments it deems appropriate. In the event of any corporate transaction, the Board may elect to have the options under the Purchase Plan assumed or such options substituted

Proposal Two Approval of Our Amended and Restated Employee Stock Purchase Plan

by a successor entity, to terminate all outstanding options either prior to their expiration or upon completion of the purchase of shares on the next purchase date, or to take such other action deemed appropriate by the Board.

Administration

The Board or a committee appointed by the Board (in either case, the "Administrator") administers the Purchase Plan. The administration, interpretation or application of the Purchase Plan by the Administrator will be final, conclusive and binding upon all participants. The Administrator may adopt special rules and procedures regarding operation of the Purchase Plan in jurisdictions outside of the United States including, without limitation, to conform to the particular laws and practices of such countries, treat non-corporate entities as subsidiaries, and treat eligible non-U.S. employees of any participating subsidiary as participating in a subplan outside of an employee stock purchase plan under Section 423 of the Internal Revenue Code (the "Code").

Amendment and Termination of the Plan

The Board may at any time terminate or amend the Purchase Plan, provided that certain amendments such as increasing the number of shares that may be issued under the Purchase Plan require stockholder approval. No such termination can affect previously granted options, and no amendment can make any change in any previously granted option that adversely affects the rights of any participant.

Participation in Plan Benefits

Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions and the eventual purchase price under the Purchase Plan. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. No purchases have been made under the amended and restated Purchase Plan since its adoption by the Board in March 2021. As of March 12, 2021, the closing price of a share of our common stock was $247.90.

Certain Federal Income Tax Consequences

The Purchase Plan, and the right of participants to make purchases thereunder, is generally intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of.

Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price and (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain.

If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Proposal Two Approval of Our Amended and Restated Employee Stock Purchase Plan

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of October 3, 2020 about the Company's equity compensation plans under which shares of our common stock may be issued to employees, consultants or members of the Board:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	555,019	(2)	$0.00	3,177,501	(3)
Equity compensation plans not approved by security holders
TOTAL	555,019		$0.00	3,177,501	(4)

(1)
The weighted average exercise price does not reflect shares that will be issued upon the vesting of outstanding RSUs or upon the exercise of rights under the Employee Stock Purchase Plan.

(2)
This number of shares includes 530,115 shares outstanding under the 2011 Equity Incentive Plan and 24,904 shares outstanding under the Coherent Equity Incentive Plan.

(3)
This number of shares includes 143,465 shares reserved for future issuance under the Employee Stock Purchase Plan and 3,034,036 shares reserved for future issuance under the Coherent Equity Incentive Plan. This number reflects counting each share issued pursuant to vested RSUs (either service or performance-based) under the Coherent Equity Incentive Plan as 2.0 shares. Performance-based RSUs are included at 100% of target goal; under the terms of performance-based RSUs, the recipient may earn between 0% and 200% of the award.

(4)
As of February 26, 2021, 87,192 shares remained available for future issuance under the Employee Stock Purchase Plan and 2,409,742 shares remained available for future issuance under the Coherent Equity Incentive Plan.

Vote Required

The affirmative vote of a majority of the shares present, virtually or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve the Purchase Plan. You may vote "FOR," "AGAINST" or "ABSTAIN" on this proposal. Abstentions will have the same effect as a vote "Against" this propsal.

Recommendation

The Board of Directors unanimously recommends that stockholders vote "FOR" the approval of our amended and restated Employee Stock Purchase Plan.

PROPOSAL THREE
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending October 2, 2021, and, along with the full Board, recommends that stockholders vote for ratification of such appointment. Deloitte & Touche LLP has audited our financial statements since the fiscal year ended September 25, 1976. Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders as a matter of good corporate practice. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Coherent and its stockholders. If stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection. The Audit Committee selected Deloitte & Touche LLP to audit our financial statements for the fiscal year ended October 3, 2020, which was ratified by our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so. The representatives of Deloitte & Touche LLP are also expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") during fiscal 2020 and 2019:

	2020	2019
Audit fees(1)	$3,612,428	$3,454,348
Tax fees(2)	523,716	546,618
All other fees(3)	1,895	1,895

Total	$4,138,039	$4,002,861

(1)
Represents fees for professional services provided in connection with the integrated audit of our annual financial statements and internal control over financial reporting and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings.

(2)
Represents tax compliance and related services.

(3)
Represents the annual subscription for access to the Deloitte Accounting Research Tool, which is a searchable on-line accounting database.

Proposal Three Ratification of the Appointment of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has determined that the provision of non-audit services by Deloitte is compatible with maintaining Deloitte's independence. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Deloitte. In other cases, the Chairman of the Audit Committee has the delegated authority to pre-approve certain additional services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal years 2020 and 2019, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Vote Required

The affirmative vote of a majority of the shares present, virtually or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2021. You may vote "FOR," "AGAINST" or "ABSTAIN" on this proposal. Abstentions will have the same effect as a vote "Against" this propsal.

Recommendation

The Audit Committee and the Board recommends that stockholders vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2021.

PROPOSAL FOUR
APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

At our annual meeting in March 2017, our stockholders indicated they would like to have an annual advisory vote on executive compensation. Accordingly, the Board proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2020 Summary Compensation Table and related tables and disclosure.

As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to provide alignment between executive pay and performance and to focus executives on making decisions that enhance our stockholder value in both the short and long term. Executives are compensated in a manner consistent with Coherent's strategy, competitive practices, stockholder interest alignment, and evolving compensation governance standards.

Vote Required

The affirmative vote of a majority of the shares present, virtually or by proxy, at the Annual Meeting and entitled to vote on the proposal is required to approve the compensation of our named executive officers disclosed in this proxy statement. You may vote "FOR," "AGAINST" or "ABSTAIN" on this proposal. Abstentions will have the same effect as a vote "Against" this propsal.

The vote is an advisory vote and, therefore, not binding. The Board values the opinions of our stockholders and to the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Board will consider our stockholders' concerns and the Compensation and HR Committee will evaluate whether any actions are necessary to address those concerns.

Recommendation

The Board recommends that stockholders vote "FOR" the approval, on a non-binding, advisory basis of our named executive officer compensation disclosed in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

he following table sets forth, as of February 26, 2021, certain information with respect to the beneficial ownership of our common stock by (i) any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) known by us to be the beneficial owner of more than 5% of our voting securities, (ii) each director and each nominee for director, (iii) each of the executive officers named in the Summary Compensation Table appearing herein, and (iv) all current executive officers and directors as a group. We do not know of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change of control. Unless otherwise indicated, the address of each stockholder in the table below is c/o Coherent, Inc., 5100 Patrick Henry Drive, Santa Clara, California 95054.

Name and Address	Number of Shares	Percent of Total(1)
Wellington Management Group LLP(2) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	3,118,324	12.75%
Vanguard Group Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	2,242,232	9.17%
Blackrock Inc.(4) 55 East 52nd Street New York, NY 10055	2,214,576	9.05%
Victory Capital Management Inc.(5) 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144	1,745,792	7.14%
The Hartford Mutual Funds, Inc. on behalf of: Hartford Midcap Fund and Hartford Midcap Value Fund(6) 690 Lee Road Wayne, PA 19087	1,589,206	6.50%
Andreas W. Mattes(7)	7,934	*
John R. Ambroseo(8)	187,283	*
Kevin Palatnik	31,437	*
Mark Sobey	12,477	*
Bret DiMarco(9)	22,717	*
Thomas Merk(10)	7,819	*
Jay T. Flatley(11)	42,162	*
Pamela Fletcher	3,738	*
Beverly Kay Matthews	2,898	*
Michael R. McMullen	5,187	*
Garry W. Rogerson(12)	16,662	*
Steve Skaggs	13,662	*
Sandeep Vij(13)	9,662	*
All current directors and executive officers as a group (11 persons)(14)	163,147	*

*
Represents less than 1%.

(1)
Based upon 24,463,754 shares of common stock outstanding as of February 26, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In

Security Ownership of Certain Beneficial Owners and Management

  computing the number of shares beneficially owned by a person and the percentage ownership of that person, each share of common stock subject to options held by that person that are currently exercisable or will be exercisable within 60 days of February 26, 2021 and all RSUs held by that person that will vest within 60 days of February 26, 2021. Such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)
According to the information reported by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP on a Schedule 13G/A jointly filed with the SEC on February 4, 2021, (a) each of Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP beneficially owns an aggregate of 3,118,824 shares, which consists of (i) 2,744,965 shares as to which it has shared voting power and (ii) 3,118,324 shares as to which it has shared dispositive power, and (b) Wellington Management Company LLP beneficially owns an aggregate of 3,026,761 shares, which consists of (i) 2,689,216 shares as to which it has shared voting power and (ii) 3,026,761 shares as to which it has shared dispositive power.

(3)
According to the information reported by The Vanguard Group ("Vanguard") on a Schedule 13G/A filed with the SEC on February 10, 2021, Vanguard beneficially owns an aggregate of 2,242,232 shares, which consists of (i) 18,263 shares as to which it has shared voting power, (ii) 2,205,184 shares as to which it has sole dispositive power, and (iii) 37,048 shares as to which it has shared dispositive power.

(4)
According to the information reported by BlackRock, Inc. ("BlackRock") on a Schedule 13G/A filed with the SEC on January 29, 2021, BlackRock beneficially owns an aggregate of 2,214,576 shares, which consists of (i) 2,131,397 shares as to which it has sole voting power and (ii) 2,214,576 shares as to which it has sole dispositive power.

(5)
According to the information reported by Victory Capital Management Inc. ("Victory Capital") on a Schedule 13G/A filed with the SEC on February 5, 2021, Victory Capital beneficially owns an aggregate of 1,745,792 shares, which consists of (i) 1,673,292 shares as to which it has sole voting power and (ii) 1,745,792 shares as to which it has sole dispositive power.

(6)
According to the information reported by The Hartford Mutual Funds, Inc. on behalf of Hartford Midcap Fund and Hartford Midcap Value Fund ("Hartford") on a Schedule 13G filed with the SEC on February 9, 2021, Hartford beneficially owns an aggregate of 1,589,206 shares, as to which it has shared voting and dispositive power.

(7)
Includes 5,389 shares issuable upon vesting of RSUs within 60 days of February 26, 2021.

(8)
Shares are held by the Ambroseo-Lacorte Family Trust, of which Mr. Ambroseo is a trustee.

(9)
Shares are held by the DiMarco Family Trust, of which Mr. DiMarco is a trustee.

(10)
Mr. Merk's employment terminated on December 31, 2020. We have provided his ownership information based on the last information known to us.

(11)
Shares are held by the Flatley Family Trust, of which Mr. Flatley is a trustee.

(12)
Shares are held by the 2000 Rogerson Family Revocable Living Trust, of which Mr. Rogerson is a trustee.

(13)
Shares are held by the Vij Family 2001 Trust, of which Mr. Vij is a trustee.

(14)
Includes an aggregate of 5,389 shares issuable upon vesting of RSUs within 60 days of February 26, 2021.

OUR EXECUTIVE OFFICERS

The name, age, position and a brief account of the business experience of our executive officers as of March 19, 2021 are set forth below:

Name	Age	Office Held
Andreas ("Andy") W. Mattes	59	President and Chief Executive Officer
Kevin Palatnik	63	Executive Vice President and Chief Financial Officer
Mark Sobey	61	Executive Vice President and Chief Operating Officer
Bret DiMarco	52	Executive Vice President, Chief Legal Officer and Corporate Secretary

Andy Mattes.    For Mr. Mattes' biography, please see "Proposal One—Election of Directors—Biographical Information" above.

Kevin Palatnik.    Mr. Palatnik has served as our Executive Vice President and Chief Financial Officer since February 2016. Prior to that from August 2011 until its acquisition by Knowles Corporation in July 2015, Mr. Palatnik served as the Chief Financial Officer of Audience, Inc., a provider of intelligent voice and audio solutions for mobile devices. Prior to that from June 2001 to November 2010, Mr. Palatnik held various roles at Cadence Design Systems, Inc., an electronic design automation software company, including as its senior vice president and chief financial officer. Mr. Palatnik also served as a member of the board of directors and chair of the audit committee of Adesto Technologies, Inc., a provider of innovative, application-specific semiconductors and embedded systems that comprise the essential building blocks of Internet of Things (IoT) edge devices from September 2015 until July 2020 when the company was sold to Dialog Semiconductor. Mr. Palatnik received a B.S. in Industrial Engineering and Operations Research and a M.B.A. from Syracuse University.

Mark Sobey.    Dr. Sobey has served as our Executive Vice President and Chief Operating Officer since his appointment on April 6, 2020. Dr. Sobey previously served as our Executive Vice President and General Manager of OEM Laser Sources (OLS) from November 2016 to April 2020, Executive Vice President and General Manager of Specialty Laser Systems (SLS) from April 2010 to November 2016, and Senior Vice President and General Manager of SLS from joining Coherent in July 2007 until April 2010. Prior to Coherent, Dr. Sobey spent over 20 years in the Laser and Fiber Optics Telecommunications industries, including Senior Vice President roles in Product Management at Cymer and Global Sales at JDS Uniphase. He received his PhD in Engineering and BSc in Physics from the University of Strathclyde in Scotland.

Bret DiMarco.    Mr. DiMarco has served as our Executive Vice President and Chief Legal Officer since October 2020. Mr. DiMarco previously served as our Executive Vice President and General Counsel from June 2006 to October 2020 and he has served as our Corporate Secretary since February 2007. From February 2003 until May 2006, Mr. DiMarco was a member and from October 1995 until January 2003 was an associate at Wilson Sonsini Goodrich & Rosati, P.C., a law firm. Mr. DiMarco received a Bachelor's degree from the University of California at Irvine and a Juris Doctorate degree from the Law Center at the University of Southern California. Additionally, Mr. DiMarco is a member and chair of the Nasdaq Listing and Hearing Review Council and an adjunct professor at the University of California, Hastings College of the Law.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we describe the material components of our executive compensation program for our "Named Executive Officers" or "NEOs" for fiscal 2020: Messrs. Mattes, Ambroseo, Palatnik, Sobey, DiMarco and Merk. Messrs. Ambroseo and Merk are no longer executive officers of the Company. Effective April 6, 2020, Mr. Ambroseo retired from his position as our President and Chief Executive Officer and as a member of our Board, transitioning to the role of Special Advisor, and Mr. Mattes was appointed by our Board to serve as President, Chief Executive Officer and a member of the Board. Mr. Merk also transitioned from his executive officer role after the end of fiscal 2020 (see "—Transitions" below). In addition, on August 20, 2020, the Company and Mr. Palatnik entered into an executive transition services agreement whereby Mr. Palatnik was to retire from his role as Executive Vice President and Chief Financial Officer no later than February 28, 2021; however, in conjunction with the Company's execution of an Agreement and Plan of Merger, dated as of January 18, 2021, with Lumentum Holdings Inc., Mr. Palatnik and the Company terminated the executive transition services agreement.

We also provide an overview of our executive compensation philosophy, principal compensation policies and practices by which the Compensation and HR Committee, or the committee, arrives at its decisions regarding NEO compensation.

Compensation Discussion and Analysis

NEO Compensation Overview

The following chart sets forth our compensation philosophy and design principles:

Compensation Philosophy	Compensation Design Principles
Retain and hire talented executives	Our executives should have market competitive compensation and the committee orients our target total compensation generally near the 50th percentile of the committee's selected peer group, with actual compensation falling above or below depending upon our financial performance and the performance of our stock price against an index over a three-year vesting period. Compensation components may be above or below such percentile target and vary by individual executive.
Pay for performance, with both short and long-term measurements	A significant portion of the annual compensation of our executives is designed to vary with annual business performance and a significant portion of long-term equity compensation is based on the long-term relative performance of our stock price in comparison to the Russell Index (as defined below), by way of a single three-year vesting period.
Tie compensation to performance of our core business	Payouts under our fiscal 2020 annual cash incentive plan were dependent upon corporate achievement of two performance targets: revenue and Adjusted EBITDA dollars. The committee determined that these were the most effective metrics for tying management's compensation directly to our core operating results for fiscal 2020. In fiscal 2020, the Company's financial results did not meet the challenging targets established by the committee and, as a result, no payout under our annual cash incentive plan was made to our NEOs. In connection with the COVID pandemic, we thought it important to incentivize our executives through a special equity performance award based on fiscal 2020 free cash flow because cash flow is essential to maintaining a healthy business.
Align compensation with stockholder interests	We believe that having a significant portion of compensation tied to equity with both time and performance-based vesting requirements directly aligns management to stockholder returns. Performance-based RSUs make up the largest potential portion of the equity grants for our CEO, and generally make up half of the equity grants of our other NEOs at target. The grants are fully at risk and the executive may not receive any shares at the end of the vesting period. Grants of regular performance-based RSUs in fiscal 2020 have the same measurement period consistent with historical practice: a single vesting date three years from grant solely dependent upon the performance of our common stock price measured against the Russell Index. In fiscal 2019, target was increased from meeting the Russell Index performance to exceeding the Russell Index performance. Prior to fiscal 2018, we used the Russell 2000 Index to compare our stock price performance, but due to an increase in our market cap, the Company was moved up to the Russell 1000 Index, and, accordingly, for grants made since the first quarter of fiscal 2018, the committee compares our stock price performance against the performance of the Russell 1000 Index. We refer to the applicable Russell Index as the "Russell Index."

Compensation Discussion and Analysis

The following chart sets forth our principal elements of NEO compensation:

Executive Compensation Program Overview—Elements of Compensation

Element	Variability	Objective	How Established	Fiscal Year 2020 for NEOs
Base Salary	Fixed	Provide a competitive fixed component of compensation that, as part of a total cash compensation package, enables us to attract and retain top talent.	Reviewed against executive officer's skill, experience and responsibilities, and for competitiveness against our compensation peer group.	Base salary increased for 2020 for NEOs to more closely align with peers and market data provided by the committee's compensation consultant.
Annual Cash Incentive	Performance Based	Offer a variable cash compensation opportunity once per fiscal year generally based upon the level of achievement of corporate performance targets.	Target payouts set by measuring total cash compensation opportunity against the peer group. Corporate performance targets based on meeting operational goals tied to the Company's operating budget for the applicable fiscal year.	Annual bonus measurement period in fiscal 2020 tied to revenue and Adjusted EBITDA achievement. Revenue achievement weighted at 25% and Adjusted EBITDA achievement weighted at 75%. Total payout can range from 0% to 200% of target. For fiscal 2020, the Company did not meet the performance targets, and as a result, there was no cash bonus payout.
RSUs—Service Based	Value Tied to Stock Price	Align long-term management and stockholder interests and strengthen retention with three-year vesting. Service-based awards create long-term retention.	Target total value of annual awards using market data (reviewed against our compensation peer group for competitiveness) and the executive officer's responsibilities, contributions and criticality to ongoing success.	Fiscal 2020 service-based awards vest 1/3 per year over three years, with the first vesting date occurring on the one-year anniversary of the grant date.

Compensation Discussion and Analysis

Element	Variability	Objective	How Established	Fiscal Year 2020 for NEOs
RSUs— Performance Based	Performance Based—Value Tied to Stock Price and Based on Relative Performance to Russell Index	At-risk performance-based awards provide an incentive opportunity based upon the performance of our stock price against the performance of the Russell Index. This component directly aligns NEO pay to our stockholders' interests.	Target total value of annual awards using market data (reviewed against our compensation peer group for competitiveness) and the executive officer's responsibilities, contributions and criticality to ongoing success.	Performance award measured by comparing our stock price performance against that of the Russell Index. To achieve 100% vesting of the awards, our stock price must outperform the Russell Index by 2% during the defined performance period. If our stock outperforms that target, the award is increased 2% for each percentage point of outperformance (with a cap of a 200% vesting). If our stock underperforms the target, the award is decreased 2% for each of the first two percentage points of underperformance, and decreased 4% for each additional percentage point of underperformance (with a floor of a 0% vesting).
	Performance Based—Value Tied to Free Cash Flow	At-risk performance-based awards provide an incentive opportunity based upon generating cash as essential to maintaining a healthy business particularly during the COVID pandemic.	Target total value of awards using market data and the executive officer's responsibilities and contributions.	Performance award measured by achievement of annual free cash flow. Vesting capped at 100% of target award.
Other Benefits	Primarily Fixed	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.	Reviewed for competitiveness.	No significant changes for fiscal 2020 program.

Compensation Discussion and Analysis

Stockholder Engagement

The committee considers feedback from our stockholders regarding our executive compensation program, including as expressed by the results of our annual advisory vote on executive compensation, which our stockholders have historically strongly supported. We have strong pay for performance alignment, and the say-on-pay proposal for fiscal 2019 compensation was approved by an overwhelming majority of our stockholders.

Beyond the results of our annual say-on-pay vote, our stockholder engagement program is designed to foster an on-going dialogue with our stockholders. The principal form of engagement in this program consists of our CEO and CFO regularly meeting with our stockholders throughout the year. These meetings are primarily focused on financial and business matters related to the Company, and they allow our stockholders the opportunity to raise questions on a variety of topics, including our executive compensation design philosophy and principles. We believe this regular engagement has been productive and has allowed for a helpful exchange of ideas and perspectives for both management and our stockholders. In addition, in preparation for our annual meeting of stockholders held in April 2020, our CFO and CLO contacted each of our top five stockholders and were able to meet with two of them to discuss the Company's compensation practices and the equity plan proposal that was included in our proxy statement for such meeting.

As a result of these efforts, our CEO and CFO met with over 45 stockholders (in many cases speaking to a particular investor multiple times throughout the year), representing approximately 60% of our outstanding shares as of the end of fiscal 2020.

The Board, the committee and the Company's management greatly value the feedback from those meetings, and consider such feedback in deliberations on important topics, such as executive compensation design and principles, throughout the year.

Also, as part of our stockholder engagement program, we encourage our stockholders to directly express their views to the committee. The committee welcomes direct stockholder feedback and considers such feedback as well as our historical "say-on-pay" results in its deliberations on executive compensation.

We strongly urge our stockholders to read this Compensation Discussion and Analysis in conjunction with Proposal Four.

Transitions

Appointment of New CEO

On April 6, 2020, Mr. Mattes became President and CEO of the Company, as well as a member of the Board.

In connection with Mr. Mattes' appointment as President and CEO, the Company and Mr. Mattes entered into an employment agreement on March 31, 2020 providing for, among other things, a base salary of $850,000 per year and a 2020 fiscal year target bonus of 120% of his base salary. Pursuant to his employment agreement, Mr. Mattes received a signing bonus of $500,000, subject to repayment to the Company if within the first year of his employment, he terminates employment without good reason or the Company terminates his employment for cause.

The employment agreement also provided for equity grants within 30 days after his commencement of employment which were made as described below in "Equity Awards."

Under his employment agreement, Mr. Mattes is eligible for a severance payment equal to twice the sum of his annual salary and target bonus as well as a benefit allowance if his employment is terminated without cause or he terminates his employment for good reason. Mr. Mattes is covered by the Company's change of control plan and entitled to participate in employee benefit plans generally applicable to senior executives of the Company. Mr. Mattes also entered into the Company's standard form of indemnification and confidentiality agreements.

Retirement of CEO

Mr. Ambroseo retired from his role as President and CEO and a member of the Board, effective April 6, 2020. Upon his retirement, Mr. Ambroseo transitioned to the role of a Special Advisor to the Company. This transition was effected pursuant to a transition and retirement agreement that was entered into by Mr. Ambroseo and the Company in April 2019. The transition and retirement agreement provides for continuation

Compensation Discussion and Analysis

of Mr. Ambroseo's employment through December 1, 2021, with a continuation of his compensation through April 13, 2021 and a base salary of $10,000 per month thereafter through December 1, 2021, continued vesting in outstanding equity awards through December 1, 2021 and eligibility for change of control benefits if a change of control occurs by such date. Because performance thresholds were not achieved, neither Mr. Ambroseo nor any other executive vested in performance-based restricted stock units that were eligible to be earned in November 2020. The transition and retirement agreement also includes customary confidentiality, proprietary information and indemnification provisions and includes a release by Mr. Ambroseo. The terms of the agreement were extensively reviewed and discussed with Compensia, the committee's independent compensation consultant. Both Mr. Ambroseo and the committee strongly believed that entering this agreement was in the best interest of Coherent and our stockholders by further supporting the upcoming transition.

In addition, in the first quarter of fiscal 2020, the committee determined to make an automatic grant of time-based RSUs with a value of approximately $200,000 to Mr. Ambroseo on the first day of each fiscal quarter in which he was still serving as CEO, with each such grant vesting on the last day of the fiscal quarter in which it was granted. Mr. Ambroseo received three such grants, which ceased once he was no longer CEO. The committee determined to make these quarterly grants in lieu of granting Mr. Ambroseo any additional time or performance-based RSUs in fiscal 2020.

Other Transition

Mr. Merk also transitioned from his executive officer role after the end of fiscal year 2020 and entered into an agreement that provided him with the same level of benefits as the Leadership Change severance benefits under our Change of Control and Leadership Change Severance Plan as described below in "Other Benefits—Severance and Change of Control Arrangements" and in the section entitled "Potential Payments Upon Termination or Change of Control" below.

Key Design Changes to Executive Compensation

The committee closely reviewed the Company's executive compensation recoupment (or "clawback") policy in light of the state of applicable law, governance trends and practices of other public companies.

In fiscal 2020, the Board, at the recommendation of the committee and management, adopted a new clawback policy, expanding potential recoupment of cash and equity compensation to include all NEOs, as well as all employees of the Company holding the title of Senior Vice President or higher who report directly to our CEO. As described further below, the new clawback policy allows the committee to recoup excess incentive compensation from such covered individuals in the event of a restatement of the Company's financial results, regardless of whether the covered executive played a role in the need for the restatement.

As disclosed in the Company's fiscal 2019 proxy statement, the committee made the following changes to the design of executive compensation in fiscal 2019 continuing through fiscal 2020:

•
Redesigned the measurement of the Company's performance-based RSUs to require performance above the Russell Index in order to achieve target vesting levels; and

•
Considered internal pay equity between the CEO and other NEOs as a factor in determining compensation.

The committee made changes to the design of performance-based RSUs granted in fiscal 2021:

•
Measured Company stock performance against the stock performance of the companies within the Russell Index rather than the Russell Index itself requiring the Company stock performance to be at the 55th percentile (above the median) with respect to the companies within the Russell Index to achieve target vesting;

•
Capped the maximum value of performance-based RSUs at vesting at five times the grant date stock price; and

•
Capped vesting of performance-based RSUs at 100% of target amount if the total stockholder return for the Company is not positive (greater than 0).

Compensation Discussion and Analysis

Executive Summary

Our Business

Founded in 1966, Coherent, Inc. is one of the leading providers of lasers and laser-based technology for scientific, commercial and industrial customers. Our common stock is listed on the Nasdaq Global Select Market and is part of several indexes, including the Russell 1000 and Standard & Poor's MidCap 400 Index. For more information about our business, please read the sections captioned "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for fiscal 2020, filed with the SEC on December 1, 2020.

Selected Business Highlights

We experienced a significant decrease in year-over-year revenue, Adjusted EBITDA and non-GAAP earnings per share in fiscal 2020 and accordingly failed to meet our internal targets. As a result, you will see in the coming pages that our performance-related executive compensation in our annual cash program yielded no payout (zero %) in fiscal 2020.

Set forth below are tables reflecting several performance metrics from the last three fiscal years that impact the compensation for our NEOs.

Our revenue decreased 25% from fiscal 2018 to fiscal 2019 and decreased 14% from fiscal 2019 to fiscal 2020 (dollars in millions):

ANNUAL REVENUE

Our Adjusted EBITDA decreased 53% from fiscal 2018 to fiscal 2019 and decreased 42% from fiscal 2019 to fiscal 2020 (dollars in millions):

ADJUSTED EBITDA

Our non-GAAP earnings per share from continuing operations decreased 57% from fiscal 2018 to fiscal 2019 and decreased 49% from fiscal 2019 to fiscal 2020:

NON-GAAP EARNINGS PER SHARE*

For a reconciliation table of earnings per share on a GAAP basis to non-GAAP basis and net income (loss) from continuing operations on a GAAP basis to Adjusted EBITDA, please refer to the "Reconciliation Table" at the end of this section.

Compensation Discussion and Analysis

Compensation Overview

Compensation Philosophy.    We tie executive total compensation to stockholder value with two measures: our operational results and the comparative performance of our stock price. This approach provides strong alignment between executive pay and performance, and focuses executives on making decisions that enhance our stockholder value in both the short and long-term. We design our executive compensation program to achieve the following goals:

•
Retain and hire talented executives—Our executives should have market competitive compensation, and the committee orients our target total compensation generally near the 50th percentile of the committee's selected peer group (as noted below), with actual compensation falling above or below depending upon Coherent's financial performance. Additionally, certain compensation components may be above or below such percentile target and vary by individual executive.

•
Pay for performance, with both short and long-term measurements—A significant portion of the annual compensation of our executives is designed to vary with annual business performance and the long-term relative performance of Coherent's stock price in comparison to the Russell Index (by way of a single three-year vesting period). The committee and management set demanding performance targets. For example, there was no annual cash bonus paid out for fiscal 2020 as explained below. To incentivize conservation of cash during the COVID pandemic, the committee granted performance RSUs based on achievement of free cash flow which were earned.

The following chart shows the payout percentages as compared to the committee's selected financial targets for each of the last three fiscal years under our annual cash incentive plan:

PAYOUT PERCENTAGE UNDER
ANNUAL CASH INCENTIVE PLAN

Payouts under our annual cash incentive plan over the last seven years have ranged from 0% to 200% as shown in the following chart:

VCP Payout Percentage

•
Tie compensation to performance of our core business—Our fiscal 2020 annual cash incentive plan was dependent upon Coherent's achievement against two criteria: Adjusted EBITDA dollars and revenue. The committee determined that these were the most effective metrics for tying management's compensation directly to Coherent's core operating results for fiscal 2020.

•
Align compensation with stockholder interests—We believe that having a significant portion of compensation tied to equity, with both time and performance-based vesting requirements, directly aligns management to stockholder interests. The performance-based RSUs make up the largest potential portion of the equity grants for our CEO. Grants of performance-based RSUs historically have the same measurement period: a single vesting date three years from grant solely dependent upon the performance of Coherent's common stock price measured against the Russell Index. Prior to fiscal 2019, the performance target was equal to meeting the index's performance. As mentioned above, the committee modified the design of the performance-based RSU grants made in the first quarter of fiscal 2019 and going forward to require performance two percentage points above the Russell Index to achieve the targeted vesting. If our stock outperforms that target during the defined performance period, the award is increased 2% for each percentage point of outperformance (up to a maximum cap of 200% of target). If our stock underperforms the target, the award is decreased 2% for each of the first two percentage points of underperformance, and decreased 4% for each additional percentage point of underperformance (with a floor of a 0% vesting). As a result, compensation decreases faster for failing to outperform the Russell Index than it increases for exceeding the target. If Coherent's stock underperforms the Russell Index by more than 24%, then there is no payout, but in order to hit the maximum possible payout, Coherent's stock has to

Compensation Discussion and Analysis

  outperform the Russell Index by at least 52%. The table and chart below illustrate this structure:

FISCAL 2020 PERFORMANCE RSU VESTING

Relative Performance Percentage Against the Russell Index	Vesting Percentage of Target Amount

152% or more	200% (maximum vesting)

102%	100%

100%	96%

85%	36%

77%	4%

76% or less	0% (no PRSUs vest)

Elements of Executive Compensation.    During fiscal 2020, the compensation of our NEOs primarily consisted of (A) base salary, (B) participation in our annual variable compensation plan (referred to herein as our "annual cash incentive plan" or "VCP"), (C) long-term equity incentive awards divided between time-based RSUs and performance-based RSUs and (D) special performance-based equity incentive awards based on achievement of free cash flow metrics during the COVID pandemic. For fiscal 2020, on average, approximately 78% of our NEO's target compensation and approximately 88% of our CEO's target compensation was delivered through our annual cash incentive plan and long-term equity incentives (both time and performance RSUs).

As a demonstration of how executive cash compensation is tied to company performance, the cash compensation for our CEO during fiscal 2020 at target, maximum and actual can be illustrated as follows (dollars in thousands):

CEO FY2020 CASH PAY MIX*

    *Actual excludes sign-on bonus of $500,000 and includes special strategic operating plan incentive.

Compensation Governance.    "Pay for performance" has been and remains at the core of Coherent's executive compensation coupled with appropriately managing risk and aligning our compensation programs with long-term stockholder interests. We accomplish this primarily by having a majority of our NEOs' potential compensation being "at risk" through a combination of (i) an annual cash incentive plan tied to achievement of financial metrics and (ii) equity award vesting tied to achievement of a performance metric. The committee monitors and considers evolving governance approaches and standards in executive compensation, as well as communications it receives directly from stockholders.

As more fully discussed below, recent examples of how this philosophy is applied and changes made pursuant to compensation practices as well as governance practices in effect during fiscal 2020, include:

•
We have minimum share ownership requirements for our CEO and members of the Board as well as Executive Vice Presidents and Senior Vice Presidents who report to the CEO;

•
Our performance-based RSU program is measured by the Company's stock price achievement against the Russell Index over a three-year period, which the committee believes is a direct connection to long-term total stockholder interests. Fiscal 2020 grants require achievement in excess of the Russell Index to achieve target payout;

Compensation Discussion and Analysis

•
The committee is composed entirely of directors who satisfy the standards of independence in Coherent's Corporate Governance Guidelines and Nasdaq listing standards;

•
The committee made decisions regarding CEO compensation without the CEO present;

•
Executive incentive compensation programs include limits on maximum payouts to contain the risk of excessive payouts;

•
The committee utilizes an independent compensation consultant;

•
We have eliminated material historical perquisites as an element of compensation for our NEOs;

•
We had a recoupment or "claw-back" policy for our CEO and CFO, and, in fiscal 2020, our Board, at the recommendation of the committee, adopted an updated policy extending coverage to all individuals with the title Senior Vice President and above, as described below;

•
We have in place a policy prohibiting executive officers and directors from hedging or pledging Company stock;

•
Change-of-control payments occur solely in "double-trigger" circumstances, that is a change of control coupled with a termination of employment within a defined time period;

•
None of our NEOs are entitled to any "gross-up" to offset the impact of IRS Code Sections 280G or 4999 in connection with a change of control; and

•
Our stockholders have historically strongly supported our executive compensation philosophy and design as seen in the significant majorities approving our "say-on-pay" proposal (does not include broker non-votes; rounded).

SAY-ON-PAY STOCKHOLDER VOTES

Role of Management

The committee regularly met with the CEO to obtain recommendations with respect to the compensation programs, practices and packages for our NEOs other than the CEO. Additionally, Mr. Palatnik, our Executive Vice President and CFO, Mr. DiMarco, our Executive Vice President, Chief Legal Officer and Corporate Secretary, and members of our human resources department are regularly invited to meetings of the committee or otherwise asked to assist the committee.

The assistance of these individuals includes providing financial information and analysis for the committee and its compensation consultant, taking minutes of the meeting or providing legal advice, developing compensation proposals for consideration, and providing insights regarding our employees (executive and otherwise) and the business context for the committee's decisions. NEOs attend portions of committee meetings when invited by the committee, but leave the meetings when matters potentially affecting them are discussed.

Role of the Committee's Compensation Consultant

The committee utilizes the services of an independent compensation consultant and in fiscal 2020, engaged Compensia as its independent compensation consultant. Compensia assisted the committee by:

•
Reviewing and analyzing our executive compensation program, including providing NEO tally sheets to the committee;

•
Providing market data for fiscal 2020 compensation; and

•
Providing further insight on compensation governance trends.

The independent compensation consultant serves at the discretion of the committee and is not permitted to do other work for Coherent unless expressly authorized by the committee. Since retention, Compensia has not performed any work for Coherent other than its work with the committee, the Board or other committees of the Board, such as work with the Governance and Nominating Committee with respect to compensation for service on the Board and its committees. The committee is focused on maintaining the independence of its compensation consultant and, accordingly, does not anticipate having its consultant perform any other work for the Company in addition to its direct work for the committee, the Board, or another committee of the Board. The committee has assessed the independence of Compensia and concluded that no conflict of interest exists.

Compensation Discussion and Analysis

The Company also participates in and maintains a subscription to the Radford Global Technology and Sales surveys. These surveys provide benchmark data and compensation practices reports of a broad cross-section of technology companies similar in size to Coherent to assist us with employee compensation generally.

Pay Positioning Strategy and Benchmarking of Compensation

Philosophically the committee initially orients target total compensation for our NEOs generally near the 50th percentile of our peers (as measured by our designated peer group and compiled by the committee's independent compensation consultant and, when applicable, including, for example, when there are few comparable positions reported in the proxy data of our peer group companies, data from the Radford Global Technology Survey), resulting in targeted total compensation that is competitive for performance that meets the objectives established by the committee. Each NEO's actual salary, cash incentive compensation opportunity and equity compensation grant value may fall below or above the target position based on the individual's performance, contributions, scope of role, experience, skills and knowledge, as well as the historical pay structure for each executive, Company performance and the proportion of compensation at risk. These factors are weighed by the committee in its judgment, and no single factor takes precedence over others nor is any formula used in making these decisions nor was the impact of any factor on the determination of compensation quantifiable. In general, the committee will balance between cash and equity compensation elements to have more compensation in equity for each NEO in order to more closely align NEO compensation directly with that of the performance of the Company and with stockholders' interests. In fiscal 2020, the committee also asked its independent compensation consultant to review and report on internal pay equity between the CEO and the other NEOs as a factor when approving compensation.

The CEO's review of the performance of the other NEOs is considered by the committee in making individual pay decisions. With respect to the CEO, the committee additionally considers the performance of Coherent as a whole and the views of other members of the Board regarding the CEO's performance. Actual realized pay is higher or lower than the targeted amounts for each individual based primarily on the Company's performance.

In analyzing our executive compensation program relative to target market positioning, the committee reviews information provided by its independent compensation consultant, which includes an analysis of data from peer companies' proxy filings with respect to similarly situated individuals at the peer companies (when available) and the Radford Global Technology Survey (as a supplement when peer group company data is unavailable). It is important to note that these are the peers selected by the committee. The committee uses criteria as described below in determining the appropriate peer group. There are proxy advisory services that use their own criteria to select peers for the Company and, accordingly, stockholders should be aware that these advisory services do not, in fact, follow the same methodology of the committee and there may be wide variances between the different peer groups used by these services. Any comparison of company performance or market data for executive compensation using a completely different peer group will, therefore, naturally result in a different analysis.

For pay decisions made for fiscal 2020, after consulting with its independent compensation consultant, the committee determined that the following companies comprise the peer group for fiscal 2020:

Ciena Corporation (CIEN)	Lumentum Holdings Inc. (LITE)
Cypress Semiconductor Corporation (CY)	MKS Instruments (MKSI)
Dolby Laboratories (DLB)	National Instruments (NATI)
Entegris (ENTG)	Nuance Communications (NUAN)
F5 Networks (FFIV)	OSI Systems (OSIS)
Finisar (FNSR)	Synaptics (SNYA)
FLIR Systems (FLIR)	Teradyne (TER)
II-VI Inc. (IIVI)	Trimble Inc. (TRMB)
Itron, Inc. (ITRI)	ViaSat (VSAT)
Keysight Technologies (KEYS)

Compensation Discussion and Analysis

Several factors are considered in selecting the peer group, the most important of which are:

Primary Criteria

•
Industry (primarily companies in the Electronic equipment, Semiconductor and communications equipment sub-industry classifications defined by the Global Industry Classification Standard (GICS) system); and

•
Revenue level (primarily companies with annual revenues between 0.5x-2.0x that of Coherent).

Secondary Criteria

•
Market capitalization between 0.25x and 3.0x of Coherent;

•
Market capitalization as a multiple of revenues of greater than 1.5x; and

•
A disclosed peer of a peer company.

The committee reviews the composition of the peer group annually to ensure it is the most relevant set of companies in light of the foregoing criteria to use for comparison purposes, but does not necessarily remove a peer company from the peer group the first year it ceases to meet the criteria. II-VI Inc. was added to the companies comprising the Company's peer group for fiscal 2020 replacing one company (Microsemi, due to acquisition) from the fiscal 2019 peer group.

Components of Our Executive Compensation Program

The principal components of our executive officer compensation and employment arrangements during fiscal 2020 included:

•
Base salary;

•
Annual cash incentive plan;

•
Equity awards; and

•
Other benefits.

These components were selected because the committee believes that a combination of salary, incentive pay and benefits is necessary to help us attract and retain the executive talent on which Coherent's success depends.

The following table shows the components of total direct compensation at target and maximum for our NEOs as a group for fiscal 2020. In maintaining the design for fiscal 2020, the committee recognized the significant support received from the Company's stockholders for the compensation program design, as reflected in the continued strong vote totals in favor of our executive compensation through our annual "say-on-pay" proposal.

CEO AND NEO (OTHER THAN CEO) FY2020
DIRECT COMPENSATION MIX*

    *Excludes special one-time RSU & PRSU grants and performance-based RSUs measured by achievement of annual free cash flow.

Base Salary

Base salary is the foundation to providing an appropriate total cash compensation package. We use base salary to fairly and competitively compensate our executives for the jobs we ask them to perform. This is the most stable component of our executive compensation program, as this amount is not at risk. The committee reviewed market data information provided by Compensia with respect to similarly situated individuals to assist it in determining the base salary for each NEO, depending upon the particular executive's experience, skills,

Compensation Discussion and Analysis

knowledge, performance and contribution. The committee increased the base salaries of our NEOs in the first quarter of fiscal 2020, as supported by compensation analysis provided by Compensia, from 0% to 10.0% to more closely align their base salary with the base salary of peers. In addition, in connection with Mr. Sobey's promotion to Chief Operating Officer in April 2020, his annual base salary increased to $500,000 to reflect the expansion of his role. According to information provided by the committee's compensation consultant, our CEO's base salary was approximately at the 50th percentile of our peer group companies. The base salaries for our other NEOs ranged from approximately the 40th percentile to the 60th percentile of our peer group companies.

Variable Cash Incentive Compensation

A substantial portion of each individual's potential short-term compensation is in the form of variable incentive cash compensation tied to committee-established goals. In fiscal 2020, Coherent maintained one incentive cash program under which executive officers were eligible to receive annual cash incentives, the 2020 Variable Compensation Plan ("2020 VCP").

2020 VCP

The 2020 VCP was designed as an "at risk" bonus compensation program to promote a focus on Coherent's growth and profitability. It provided an incentive compensation opportunity in line with targeted market rates to our NEOs. Under the 2020 VCP, participants were eligible to receive a bonus based on annual fiscal year performance. In setting the performance goals at the beginning of the fiscal year, the committee assessed the anticipated difficulty and importance to Coherent's success of achieving the performance goals.

The actual awards (if any) payable for the annual period depend on the extent to which actual performance met, exceeded or fell short of the goals approved by the committee. The 2020 VCP goals were tied to Coherent achieving targeted levels of revenue and Adjusted EBITDA dollars, with revenue weighted at 25% and Adjusted EBITDA weighted at 75%. Each performance metric is measured and paid out independently, but the revenue payout is capped at 100% achievement until Adjusted EBITDA reaches a minimum dollar target. Adjusted EBITDA is defined as operating income adjusted for VCP payouts, depreciation, amortization, stock compensation expenses, major restructuring charges and certain non-operating income or expense items, such as costs related to acquisitions. The committee also reviews the financial impact of mergers and acquisitions to determine if any adjustments in VCP are required.

The annual award had a potential payout range between zero and 200%.

In addition to a 100% target bonus based on the factors described above, the committee provided our CEO an additional target bonus of 20% of base salary based on the strategic operating plan process, which he met. The maximum payout under such additional target bonus was capped at 20%. The committee determined that Mr. Mattes earned this 20% of base salary target bonus.

Fiscal 2020 VCP Scale for NEOs

Revenue achievement for fiscal 2020 was $1,430.6 million, which fell short of the threshold for a cash bonus payout and resulted in no cash bonus. Adjusted EBITDA achievement for fiscal 2020 was $259.1 million, which fell short of the threshold for a cash bonus payout and resulted in no cash bonus.

Fiscal 2020 VCP Scale

Revenue ($ in millions)	Payout
$1,229.0 (actual)	0% (actual)
$1,420.0 (threshold)	0%
$1,480.0 (target)	100%
$1,154.0	200%

Adjusted EBITDA ($ in millions)	Payout
$151.1 (actual)	0% (actual)
$250.0 (threshold)	0%
$291.0 (target)	100%
$333.0	200%

The table below describes for each NEO under the 2020 VCP (i) the target percentage of base salary and (ii) the actual award earned for fiscal 2020. The potential award range for each NEO is 0% to 200% of the target award percentage of base salary.

Named Executive Officer	Target Percentage of Salary		Actual Payout ($)	Actual Payout as a Percentage of Target
Andy Mattes	100%	(1)	0	0%
Kevin Palatnik	75%		0	0%
Mark Sobey	75%		0	0%
Bret DiMarco	70%		0	0%
John Ambroseo	100%		0	0%
Thomas Merk	65%		0	0%

(1)
Consists of VCP at 100% and 20% based on individual goals. Mr. Mattes earned $170,003 based on achievement of his individual goals.

Compensation Discussion and Analysis

Equity Awards

We believe that equity awards provide a strong alignment between the interests of our executives and our stockholders. We seek to provide equity award opportunities that are consistent with our compensation philosophy, with the potential for increase for exceptional financial performance, consistent with the reasonable management of overall equity compensation expense and stockholder dilution. Finally, we believe that long-term equity awards are an essential tool in promoting executive retention. For fiscal 2020, our long-term incentive program included the grant of time-based RSUs and performance-based RSUs. These components provide a reward for individual performance and an incentive for future performance.

Our performance-based RSU grants are tied to the Company's performance and, as a result, may fluctuate from no vesting to vesting up to a maximum of 200% of target. The committee reviews a compensation overview prepared by its compensation consultant reflecting the intrinsic value of unvested equity awards and performance-based RSUs at target and projected values for all of the NEOs.

Fiscal 2020 Equity Grants

For fiscal 2020, the committee based the annual equity program on a combination of time-based and performance-based RSUs over a three-year period. In particular, the committee determined to measure achievement for the performance RSUs by the relative performance of Coherent's stock price in comparison to the Russell Index. The committee believed that using the Russell Index (in which Coherent was a member at the time of grant) as a proxy of total stockholder return directly aligns executive compensation with stockholder interests. The committee determined that both the performance-based and time-based RSU grants strengthen retention in that the time-based grants vest over three years with pro rata annual vesting and the performance-based RSU grants vest, assuming the performance threshold is met, in a single cliff vesting after a three-year period.

Performance-based standard RSU grants in fiscal 2020 vest solely upon the performance of Coherent's common stock price measured against the Russell Index. To achieve 100% vesting of the awards, our stock price must outperform the Russell Index by 2% during the defined performance period. If our stock outperforms that target, the award is increased 2% for each percentage point of outperformance (with a cap of a 200% vesting). If our stock underperforms the target, the award is decreased 2% for each of the first two percentage points of underperformance, and decreased 4% for each additional percentage point of underperformance (with a floor of a 0% vesting). As a result, vesting decreases faster for failing to outperform the Russell Index than it increases for exceeding the target. The performance-based RSUs make up the largest potential portion of the equity grants for our CEO.

The following table summarizes some of the key features of our annual fiscal 2020 equity grants:

Fiscal 2020 Standard Equity Grants

Type	RSUs and performance-based RSUs (PRSUs)

Vesting for RSUs	One-third each grant anniversary

Vesting for PRSUs	Single vesting date three years from grant

100% tied to Russell Index
Minimum vest: zero
PRSU Metrics	Target vest: 2% above Russell Index
Maximum vest: 200% of target

For our CEO, more than half of his total equity awards are performance-based. Approximately 61% of his equity awards are performance-based and at maximum achievement that percentage increases to approximately 76%.

As an example, our performance-based design was seen in the vesting of the PRSU grants made in November 2016, which vested in the first quarter of fiscal 2020. Our common stock gained 39% as compared to the Russell Index, which gained 25% over the defined measurement periods at the beginning and end of the three-year vesting period. This out-performance resulted in 128% PRSU vesting.

In the event of a change of control of the Company, the performance-based grants will be measured, with respect to performance periods not yet completed, by the relative stock performance of Coherent in comparison to the Russell Index through the date of the change of control and such performance-based shares would, subject to the terms of the Change of Control Severance Plan, then convert to time-based vesting with a single vesting date at the three year anniversary of the grant.

The following charts show the aggregate composition of equity grants for fiscal 2020 to our CEO, at target and at maximum achievement under the terms of the performance-

Compensation Discussion and Analysis

based grants (excluding PRSUs measured by achievement of annual free cash flow):

The following table reflects equity grants made to the NEOs during fiscal 2020. The table includes a special one-time retention RSU with respect to 3,209 shares and with a single two-year cliff vest made to Mr. Palatnik in November 2019 as our CFO while the search for a CEO to succeed Mr. Ambroseo upon his retirement was underway. The table also includes PRSU grants made to Messrs. Sobey, DiMarco, and Palatnik made at the same time and the same performance measures as the PRSU grants made to Mr. Mattes as the new CEO in April 2020. These PRSU grants have a single three-year vest and were made by the committee, in consultation with its independent compensation consultant, to further support a successful transition with Mr. Mattes as our new President and CEO.

Named Executive Officer	Time Based RSU Grants	Performance Based RSU Grants at Target	Performance Based RSU Grants Range (vesting dependent upon achievement)
Andy Mattes	16,165	25,057	0 - 50,114
Kevin Palatnik	8,663	6,261	0 - 12,522
Mark Sobey	5,133	7,806	0 - 15,612
Bret DiMarco	3,529	4,689	0 - 9,378
Thomas Merk	2,567	2,096	0 - 4,192

In addition to the standard time and performance-based RSUs described above, the committee in consultation with its independent compensation consultant determined in April 2020 that it was important during the COVID pandemic to provide performance-based RSUs based on the Company's free cash flow. The committee set $40 million free cash flow (net cash provided by operating activities reduced by purchases of property and equipment) for fiscal year 2020 as the target for earning these performance-based RSUs. No vesting of such performance-based RSUs could occur unless more than the threshold of $20 million free cash flow was achieved. Potential vesting with respect to free cash flow above the threshold $20 million free cash flow target was linear to the target free cash flow amount.

The Company exceeded the target $40 million free cash flow for fiscal 2020 and therefore the NEOs earned the target performance-based RSUs as set forth below:

Named Executive Officer	Performance-Based RSU Grants Tied to Free Cash Flow at Target
Andy Mattes	3,588
Kevin Palatnik	1,615
Mark Sobey	1,583
Bret DiMarco	1,300
Thomas Merk	1,066

Equity Award Practices

Equity grants to our employees are driven by our annual review process. Grant guidelines are based on competitive market practices. Typically, an eligible employee is granted equity at the first committee meeting after beginning employment and may be eligible for periodic grants thereafter. Eligibility for and the size of grants are influenced by the then-current guidelines for non-executive officer grants and the individual's performance or particular requirements at the time of hire. No option grants have been made to an employee since fiscal 2010.

Compensation Discussion and Analysis

In fiscal 2020 the committee and the Equity Committee granted an aggregate of 403,689 shares subject to time-based and performance-based restricted stock units (at maximum), representing approximately 1.66% of Coherent's outstanding common stock as of October 3, 2020 (excluding automatic and initial grants to directors). With the assistance of Compensia, the committee has reviewed this burn rate relative to peer practices and proxy advisory firm guidance and found that the total dilution was consistent with the median of peer practices and such guidance.

CEO and Executive Minimum Stock Ownership Guidelines

The committee adopted mandatory stock ownership guidelines for our CEO during fiscal 2012. During the first quarter of fiscal 2018, the committee adopted enhanced stock ownership guidelines increasing the value of shares our CEO must hold to at least five times base salary and making our Executive Vice Presidents and Senior Vice Presidents reporting to the CEO subject to stock ownership guidelines of one times such individual's base salary. In the event that our CEO or other officer does not satisfy the minimum requirements, then 50% of the net after-tax shares (e.g., exercised options/shares received on the vesting of RSUs) are required to be held until the guidelines are met. Mr. Mattes has until 2025 to meet the minimum stock ownership guidelines. Our other current NEOs exceeded the minimum stock ownership guidelines as of December 31, 2020.

Other Benefits

Retirement Plans

U.S. based executive officers are eligible to participate in our 401(k) Retirement Plan on the same terms as all other U.S. employees, including a 4% Company matching contribution. Our 401(k) Retirement Plan is intended to be a tax-qualified plan and therefore is subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the NEOs).

We maintain a Deferred Compensation Plan for certain employees and members of the Board. The Deferred Compensation Plan permits eligible participants to defer receipt of compensation pursuant to the terms of the plan. The Deferred Compensation Plan permits participants to contribute, on a pre-tax basis, up to 75% of their base salary earnings, up to 100% of their cash bonus pay and up to 100% of directors' annual retainer earned in the upcoming plan year. We provide no matching or other additional contributions to such Deferred Compensation Plan. Plan participants may designate investments for deferrals in a variety of different deemed investment options. To preserve the tax-deferred status of deferred compensation plans, the IRS requires that the available investment alternatives be "deemed investments." Participants do not have an ownership interest in the funds they select; the funds are only used to measure the gains or losses that are attributed to the participant's deferral account over time.

The committee considers the Deferred Compensation Plan to be a reasonable and appropriate program because it promotes executive officer retention by offering a deferred compensation plan that is comparable to and competitive with what is offered by our peer group of companies.

Employee Stock Purchase Plan

Our stockholders have approved an employee stock purchase plan whereby employees can purchase shares for a discount, subject to various participation limitations. As employees, our NEOs are eligible to participate in this plan.

Severance and Change of Control Arrangements

Our Change of Control and Leadership Change Severance Plan (the "Change of Control Plan") provides certain benefits in the event of a change of control of Coherent for certain executives, including each of our NEOs. Benefits are provided if there is a change in ownership of Coherent, a change in effective control of Coherent, or a change in ownership of a substantial portion of Coherent's assets (in each case as construed under Section 409A of the Internal Revenue Code and the regulations thereunder) (a "change of control") and within two years thereafter (or within two months prior thereto) the participant's employment is terminated without cause or voluntarily terminates following a constructive termination event. The plan's provisions are, therefore, of the variety commonly referred to as "double-trigger." Importantly, the plan does not include any "gross up" provisions for the participants for the tax effects caused by any such benefits. The committee believes the Change of Control Plan serves as an important retention tool in the event of a pending change of control transaction.

In the first quarter of fiscal 2019, the committee reviewed and adopted substantially the same Change of Control Plan as adopted four years previously and determined to review the plan again in four years. Compensia assisted the committee in its review and analysis of the Change of Control Plan. The committee believes that reviewing the Change of Control Plan every four years allows for the right balance in providing

Compensation Discussion and Analysis

certainty for the participants while providing the committee with the opportunity to revise the plan consistent with corporate governance best practices, evolving peer group practices and regulatory changes.

In addition, in connection with the succession planning process related to the Company's announcement of Mr. Ambroseo's intention to retire as our President and CEO, the Company's Change of Control Plan was amended in fiscal 2019 to include a time-limited severance benefit for those Executive Vice Presidents and Senior Vice Presidents reporting directly to Mr. Ambroseo at the time of his announcement if their employment is terminated without cause or they terminate for good reason within the two-year period after the new CEO was appointed, which was April 6, 2020. The severance benefit includes 18 months of base and bonus pay, an 18-month benefit stipend, 24 months of additional vesting credit for equity awards and a pro rata annual incentive for the year of termination. The Board believed that it was in the best interests of stockholders and the Company to adopt this change to reinforce continuity during a time of transition. As described in "Potential Payments Upon Termination or Change of Control" below, one NEO who is transitioning will be receiving severance in accordance with such transition severance benefits.

The committee does not consider the potential payments and benefits under these arrangements when making compensation decisions for our NEOs. These arrangements serve specific purposes unrelated to the determination of the NEOs' total direct compensation for a specific year.

Tax and Accounting Considerations

Accounting for Stock-Based Compensation—We account for stock-based compensation in accordance with the requirements of ASC 718. We also take into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for our stock-based compensation programs.

Section 409A of the Internal Revenue Code—Section 409A imposes additional significant taxes in the event that an executive officer, director or service provider received "deferred compensation" that does not satisfy the requirements of Section 409A. We consider Section 409A in the design and operation of any plans.

Other Compensation Policies

To further align our executive compensation program with the interests of our stockholders, at the end of fiscal 2009, a committee of the Board approved a clawback policy for our CEO and CFO. This clawback policy provided that, in the event that there is an accounting restatement and there is a finding by the Board that such restatement was due to the gross recklessness or intentional misconduct of the CEO or CFO and it caused material noncompliance with any financial reporting requirement, then Coherent shall seek disgorgement of any portion of the bonus or other incentive or equity-based compensation related to such accounting restatement received by such individual during the 12-month period following the originally filed financial document.

As disclosed in the Company's fiscal 2019 proxy statement, the committee reviewed the Company's existing clawback policy during fiscal 2019 and, as a result of that review, recommended a new policy to the Board, which the Board adopted in fiscal 2020. The new clawback policy expands potential recoupment of cash and equity incentive compensation to include all NEOs, as well as all employees of the Company holding the title of Senior Vice President or higher who report directly to our CEO. The new policy allows for the committee to recoup excess incentive compensation from such covered individuals in the event of a restatement of the Company's financial results if the committee determines that during the three-years prior to such restatement the covered individuals would have received less incentive compensation if it had been calculated based on the restated financials.

In addition, under our Insider Trading Policy, we have established a policy with respect to hedging or pledging Coherent securities.

Compensation Discussion and Analysis

Compensation and HR Committee Report

The Compensation and HR Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation and HR Committee

Sandeep Vij, Chair
Jay Flatley
Pamela Fletcher
Michael McMullen

RECONCILIATION TABLE—NON-GAAP EARNINGS PER SHARE FROM CONTINUING OPERATIONS

	Fiscal Year
	2020	2019	2018
GAAP NET INCOME (LOSS) PER DILUTED SHARE FROM CONTINUING OPERATIONS	$(17.18)	$2.22	$9.95
Stock-based compensation	1.61	1.30	1.11
Amortization of intangible assets	0.90	1.81	1.72
Restructuring charges and other	0.12	0.66	0.12
Non-recurring tax expense (benefit)	(0.01)	(0.04)	0.66
Costs related to acquisitions	—	—	0.03
Goodwill and other impairment/asset charges (recoveries)	17.56	(0.04)	0.03
Purchase accounting step up	—	0.01	0.02

NON-GAAP NET INCOME PER DILUTED SHARE FROM CONTINUING OPERATIONS	$3.00	$5.92	$13.64

RECONCILIATION TABLE—ADJUSTED EBITDA

	Fiscal Year
(in millions)	2020	2019	2018
GAAP NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$(414.1)	$53.8	$247.4
Income tax expense	(28.6)	6.2	114.2
Interest and other income (expense), net	18.9	24.4	36.5
Depreciation and amortization	76.8	116.4	113.4
Costs related to acquisitions	—	—	0.7
Restructuring charges and other	3.6	22.7	3.9
Goodwill and other impairment/asset charges (recoveries)	449.7	(1.3)	0.8
Stock-based compensation	44.8	36.5	32.7
Purchase accounting step up	—	0.4	0.8

ADJUSTED EBITDA	$151.1	$259.1	$550.4

Compensation Discussion and Analysis

Compensation Committee Interlocks and Insider Participation

During fiscal 2020, the Compensation and HR Committee of the Board consisted of directors Vij (Chair), Flatley, Fletcher, and McMullen. None of the members of the committee has been or is an officer or employee of Coherent. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation and HR Committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Committee Independence

Each of the members of the committee qualifies as (i) an "independent director" under the requirements of The Nasdaq Stock Market, (ii) a "non-employee director" as defined in Rule 16b-3 under the Exchange Act, and (iii) an "independent outside director" as that term is defined by Institutional Shareholder Services.

SUMMARY COMPENSATION AND EQUITY TABLES

Fiscal 2020 Summary Compensation Table

The table below presents information concerning the total compensation of our NEOs for the fiscal years ended October 3, 2020, September 28, 2019 and September 29, 2018.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Andy Mattes,	2020	375,967	500,000	5,713,268	170,003	5,600	6,764,838
President and Chief Executive Officer(6)
John Ambroseo,	2020	825,011	0	599,881	0	11,348	1,436,240
Former President and	2019	820,203	0	4,056,096	0	11,146	4,887,445
Chief Executive Officer(7)	2018	800,010	0	7,867,051	853,885	10,946	9,531,892
Kevin Palatnik,	2020	507,132	0	2,641,428	0	11,348	3,159,908
Executive Vice President	2019	484,439	0	1,247,657	0	11,146	1,743,242
and Chief Financial Officer(8)	2018	438,083	0	1,568,031	306,283	10,946	2,323,343
Mark Sobey,	2020	477,604	0	2,287,515	0	11,348	2,776,467
Executive Vice President	2019	445,200	0	2,702,495	0	11,146	3,158,841
and Chief Operating Officer	2018	420,390	0	1,463,443	276,121	10,946	2,170,900
Bret DiMarco,	2020	432,311	0	1,504,001	0	11,348	1,947,660
Executive Vice President,	2019	398,081	0	2,507,454	0	11,146	2,916,681
Chief Legal Officer and	2018	387,116	0	1,149,941	235,280	10,946	1,783,283
Corporate Secretary
Thomas Merk,	2020	402,531	0	926,352	0	15,994	1,344,877
Former Executive Vice President and General Manager, Industrial Lasers & Systems(9)

(1)
Reflects the dollar amount of salary earned in the applicable fiscal year.

(2)
Reflects Mr. Mattes' signing bonus which is subject to repayment to the Company if within the first year of Mr. Mattes' employment, he terminates employment without good reason or the Company terminates his employment for cause.

(3)
Amounts shown reflect the grant date fair value of awards granted in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. Reflects unvested time-based and performance-based restricted stock units; there is no guarantee that the recipients will ultimately receive this amount, or any amount. See footnote 2 to the Grants of Plan-Based Awards table for additional information. Amounts in this column may not equal the sum of the awards included in the Grants of Plan-Based Awards table due to rounding. No stock options were granted to the NEOs in fiscal years 2020, 2019 and 2018.

(4)
Reflects the dollar amounts earned under the Variable Compensation Plan (VCP) during the applicable fiscal years.

(5)
Reflects a 401(k) company match earned during the applicable fiscal year for Messrs. Mattes, Ambroseo, Palatnik, Sobey, and DiMarco. For Mr. Merk, reflects a car lease benefit, which is customary in Europe and was historically provided by Rofin-Sinar.

(6)
Mr. Mattes joined the Company as our President and Chief Executive Officer effective April 6, 2020.

(7)
Effective April 6, 2020, Mr. Ambroseo retired from the role of the Company's President and Chief Executive Officer.

(8)
As previously noted, on August 20, 2020, the Company and Mr. Palatnik entered into an executive transition services agreement, pursuant to which Mr. Palatnik was to retire from the Company on February 28, 2021. On January 19, 2021 the Company announced the termination of such agreement and that Mr. Palatnik would remain in his current position.

(9)
Mr. Merk met the requirements for inclusion in the Summary Compensation Table for fiscal year 2020; however, Mr. Merk resigned from his officer position in October 2020. Mr. Merk was paid in Euros. For the purposes of this table, Euros were converted into US dollars using the Company's internal average P&L rate (1 Euro = $1.118142) for fiscal year 2020.

Summary Compensation and Equity Tables

Grants of Plan-Based Awards in Fiscal 2020

The following table shows all plan-based equity and non-equity incentive awards granted to our NEOs during fiscal 2020. Our NEOs did not receive any option awards during fiscal 2020.

						Actual Payouts Under Non-Equity Incentive Plan Awards ($)(1)				All Other Stock Awards: # of Shares of Stock or Units (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
											Grant Date Fair Value ($)(2)
Name	Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold ($)	Target ($)	Maximum ($)
Andy Mattes	PRSU	04/17/2020					0	25,057	50,114		3,466,636
	PRSU	04/25/2020					0	3,588	3,588		424,999
	RSU	04/17/2020								16,165	1,821,633
	Annual bonus		0	1,020,015	1,870,028	170,003
John Ambroseo	RSU	11/15/2019								1,283	199,943
	RSU	12/29/2019								1,206	199,931
	RSU	04/05/2020								2,146	200,007
	Annual bonus		0	825,011	1,650,022	0
Kevin Palatnik	PRSU	11/15/2019					0	4,454	8,908		850,090
	PRSU	04/17/2020					0	1,807	3,614		249,999
	PRSU	04/25/2020					0	1,615	1,615		191,297
	RSU	11/15/2019								3,209	500,091
	RSU	11/15/2019								5,454	849,951
	Annual bonus		0	382,512	765,024	0
Mark Sobey	PRSU	11/15/2019					0	4,192	8,384		800,085
	PRSU	04/17/2020					0	3,614	7,228		499,997
	PRSU	04/25/2020					0	1,583	1,583		187,506
	RSU	11/15/2019								5,133	799,927
	Annual bonus		0	375,008	750,017	0
Bret DiMarco	PRSU	11/15/2019					0	2,882	5,764		550,058
	PRSU	04/17/2020					0	1,807	3,614		249,999
	PRSU	04/25/2020					0	1,300	1,300		153,985
	RSU	11/15/2019								3,529	549,959
	Annual bonus		0	308,002	616,004	0
Thomas Merk	PRSU	11/15/2019					0	2,096	4,192		400,043
	PRSU	04/25/2020					0	1,066	1,066		126,268
	RSU	11/15/2019								2,567	400,041
	Annual bonus		0	261,645	523,290	0

(1)
Failure to meet a minimum level of performance resulted in no bonus paid out under the 2020 Variable Compensation Plan. For the 2020 fiscal year, under the terms of Mr. Mattes' employment agreement, target bonus equal to 100% of his full annual base salary was based on VCP metrics, which were not met. Target bonus equal to 20% of his full annual base salary was based on individual goals (with a maximum award of 20%). These individual goals were met, resulting in an individual bonus payment of $170,003.

(2)
Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures related to service-based vesting conditions) for fiscal 2020 in accordance with ASC 718, and includes grants made in fiscal 2020. The assumptions used in the valuation of these awards are set forth in Note 12 "Employee Stock Award and Benefit Plans" of the Notes to the Consolidated Financial Statements in our annual report on Form 10-K for fiscal 2020, filed with the SEC on December 1, 2020. For informational purposes, if the maximum level of performance for the PRSU awards was achieved, the value, calculated by multiplying the closing price of the Company's common stock on the date of grant by the number of shares issuable upon achievement of the maximum level of performance under (i) the PRSU granted on November 15, 2019 is $1,388,223, $1,306,566, $898,262 and $653,281, for Messrs. Palatnik, Sobey, DiMarco and Merk, respectively; and (ii) the PRSU granted on April 17, 2020 is $5,647,347, $407,262, $814,523 and $407,262, for Messrs. Mattes, Palatnik, Sobey and DiMarco, respectively. These amounts do not correspond to the actual value, if any, that will be recognized by the NEOs. See "Compensation Discussion and Analysis—Equity Awards" for a description of the PRSUs.

Summary Compensation and Equity Tables

Option Exercises and Stock Vested in Fiscal 2020

The table below sets forth certain information for each NEO regarding the exercise of options and the vesting of stock awards during fiscal 2020, including the aggregate value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Andy Mattes	—	—	3,588	394,680
John Ambroseo	—	—	57,985	8,911,463
Kevin Palatnik	—	—	12,604	1,888,237
Mark Sobey	—	—	11,746	1,756,664
Bret DiMarco	—	—	10,016	1,500,267
Thomas Merk	—	—	8,162	1,223,583

(1)
Includes 3,588, 1,615, 1,583, 1,300 and 1,066 shares for Messrs. Mattes, Palatnik, Sobey, DiMarco and Merk, respectively, that vested on October 3, 2020 as a result of fiscal 2020 free cash flow performance. Such shares were settled on December 1, 2020, upon the performance metric being certified by the Compensation and HR Committee based on numbers set forth in our annual report on Form 10-K for fiscal 2020, filed with the SEC on December 1, 2020.

(2)
Reflects the market price of our common stock on the vesting date.

Summary Compensation and Equity Tables

Outstanding Equity Awards at Fiscal 2020 Year-End

The following table presents information concerning outstanding equity awards held by each NEO as of October 3, 2020.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andy Mattes	04/17/2020	—	—	—	—	—	—	50,114	(3)	5,512,540
	04/17/2020	—	—	—	—	16,165	1,778,150	—		—
John Ambroseo	11/13/2018	—	—	—	—	—	—	44,998	(4)	4,949,780
	11/13/2018	—	—	—	—	7,648	841,280	—		—
	11/03/2017	—	—	—	—	—	—	37,582	(5)	4,134,020
	11/03/2017	—	—	—	—	2,497	274,670	—		—
Kevin Palatnik	04/17/2020	—	—	—	—	—	—	3,614	(3)	397,540
	11/15/2019	—	—	—	—	—	—	8,908	(6)	979,880
	11/15/2019	—	—	—	—	3,209	352,990	—		—
	11/15/2019	—	—	—	—	5,454	599,940	—		—
	11/13/2018	—	—	—	—	—	—	10,184	(4)	1,120,240
	11/13/2018	—	—	—	—	3,514	386,540	—		—
	11/03/2017	—	—	—	—	—	—	5,010	(5)	551,100
	11/03/2017	—	—	—	—	999	109,890	—		—
Mark Sobey	04/17/2020	—	—	—	—	—	—	7,228	(3)	795,080
	11/15/2019	—	—	—	—	—	—	8,384	(6)	922,240
	11/15/2019	—	—	—	—	5,133	564,630	—		—
	04/12/2019	—	—	—	—	11,062	1,216,820	—		—
	11/13/2018	—	—	—	—	—	—	7,956	(4)	875,160
	11/13/2018	—	—	—	—	2,745	301,950	—		—
	11/03/2017	—	—	—	—	—	—	4,676	(5)	514,360
	11/03/2017	—	—	—	—	932	102,520	—		—
Bret DiMarco	04/17/2020	—	—	—	—	—	—	3,614	(3)	397,540
	11/15/2019	—	—	—	—	—	—	5,764	(6)	634,040
	11/15/2019	—	—	—	—	3,529	388,190	—		—
	04/12/2019	—	—	—	—	11,062	1,216,820	—		—
	11/13/2018	—	—	—	—	—	—	6,364	(4)	700,040
	11/13/2018	—	—	—	—	2,196	241,560	—		—
	11/03/2017	—	—	—	—	—	—	3,674	(5)	404,140
	11/03/2017	—	—	—	—	732	80,520	—		—
Thomas Merk	11/15/2019	—	—	—	—	—	—	4,192	(6)	461,120
	11/15/2019	—	—	—	—	2,567	282,370	—		—
	11/13/2018	—	—	—	—	—	—	5,092	(4)	560,120
	11/13/2018	—	—	—	—	1,757	193,070	—		—
	11/03/2017	—	—	—	—	—	—	3,340	(5)	367,400
	11/03/2017	—	—	—	—	666	73,260	—		—

(1)
Generally, time-based RSU grants vest 1/3 per year on each anniversary of the grant date. Mr. Palatnik's 3,209 time-based RSUs granted on November 15, 2019 have a November 15, 2021 vest date, and Messrs. Sobey and DiMarco's 11,062 time-based RSUs granted on April 12, 2019 have an April 12, 2022 vest date. Mr. Merk will vest in certain time-based RSUs that would otherwise vest within 24 months of his employment termination in accordance with the Leadership Change severance benefits under the Company's Change of Control and Leadership Change Severance Plan as described in "Potential Payments Upon Termination or Change of Control" below.

(2)
Market value is determined by multiplying the number of shares by $110.00, the closing price of our common stock on October 2, 2020, the last trading day of fiscal 2020.

Summary Compensation and Equity Tables

(3)
The performance-based RSU vesting determination date is April 6, 2023. The performance-based RSUs will vest in an amount which is 0-200% subject to the achievement of certain performance metrics. The amount reflected in the table is the maximum amount of 200%.

(4)
The performance-based RSU vesting determination date is November 13, 2021. The performance-based RSUs will vest in an amount which is 0-200% subject to the achievement of certain performance metrics. The amount reflected in the table is the maximum amount of 200%.

(5)
The performance-based RSU vesting determination date was November 3, 2020. The performance-based RSUs could have vested in an amount which is 0-200% subject to the achievement of certain performance metrics. The amount reflected in the table is the maximum amount of 200%; however, such performance-based RSUs did not vest since the performance metric was not achieved.

(6)
The performance-based RSU vesting determination date is November 15, 2022. The performance-based RSUs will vest in an amount which is 0-200% subject to the achievement of certain performance metrics. The amount reflected in the table is the maximum amount of 200%.

Fiscal 2020 Non-Qualified Deferred Compensation

For a description of our Deferred Compensation Plan, see "Compensation Discussion and Analysis—Retirement Plans." The following table presents information regarding the non-qualified deferred compensation activity for each NEO during fiscal 2020 other than Mr. Merk who does not participate in our Deferred Compensation Plan:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Andy Mattes	78,463	—	4,348	—	82,811
John Ambroseo	—	—	1,641,326	—	14,549,955
SRP(4)	—	—	303,012	—	2,549,962
Kevin Palatnik	—	—	54,233	—	842,600
Mark Sobey	—	—	20,459	(17,185)	1,949,189
Bret DiMarco	—	—	5,611	—	175,299

(1)
All amounts reported as executive contributions are executive elective deferrals included in the Fiscal 2020 Summary Compensation Table, as salary for fiscal 2020.

(2)
Company contributions to our Deferred Compensation Plan were terminated on December 31, 2010.

(3)
The deferred compensation in a participant's account is fully vested and is credited with positive or negative investment results based upon plan investment options selected by the participant. The balance reflects contributions previously reported in the Summary Compensation Table to the extent the executive was a Named Executive Officer at the time of such contributions.

(4)
Amounts include account balances (including earnings) from the Supplementary Retirement Plan (SRP), which was suspended on December 31, 2004. The Deferred Compensation Plan is the only current non-qualified deferred compensation plan available for executive management.

Summary Compensation and Equity Tables

Potential Payments Upon Termination or Change of Control

The following table shows the potential payments and benefits that we (or our successor) would be obligated to make or provide upon termination of employment of our current executive officers pursuant to the terms of the Change of Control and Leadership Change Severance Plan and our CEO's employment agreement. For purposes of this table, it is assumed that such NEO's employment terminated at the close of business on October 2, 2020 (the last business day of fiscal 2020). These payments are conditioned upon the execution of a form release of claims by the NEO in favor of us. The amounts reported below do not include the nonqualified deferred compensation distributions that would be made to the NEOs following a termination of employment (for those amounts and descriptions, see the prior table) nor amounts that were earned as of the end of fiscal 2020. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. These are aggregate payments and do not reflect such individual's net after tax benefit. No officer is entitled to any "gross up" to offset the impact of IRS Code Section 280G.

NEO	Nature of Benefit		Termination Other Than for Change of Control or Leadership Change ($)	Leadership Change Termination ($)	Change of Control Termination ($)
Andy Mattes	Salary Severance	(1)	1,700,026	—	2,541,538
	Bonus Severance	(1)	2,040,031	—	3,049,846
	Time-Based Equity Compensation Acceleration	(2)	—	—	1,778,150
	Performance-Based Equity Compensation Acceleration		—	—	2,756,270
	Aggregate Healthcare Related Monthly Payment	(3)	49,500	—	99,000
	TOTAL BENEFIT		3,789,557	—	10,224,804
Kevin Palatnik	Salary Severance	(1)	—	765,024	1,020,032
	Bonus Severance	(1)	—	573,768	765,024
	Time-Based Equity Compensation Acceleration	(2)	—	1,249,380	1,449,360
	Performance-Based Equity Compensation Acceleration		—	1,202,092	1,248,830
	Aggregate Healthcare Related Monthly Payment	(3)	—	49,500	66,000
	TOTAL BENEFIT		—	3,839,764	4,549,246
Mark Sobey	Salary Severance	(1)	—	750,017	1,000,022
	Bonus Severance	(1)	—	562,513	750,017
	Time-Based Equity Compensation Acceleration	(2)	—	1,997,783	2,185,920
	Performance-Based Equity Compensation Acceleration		—	1,217,174	1,296,240
	Aggregate Healthcare Related Monthly Payment	(3)	—	49,500	66,000
	TOTAL BENEFIT		—	4,576,987	5,298,199
Bret DiMarco	Salary Severance	(1)	—	660,005	880,006
	Bonus Severance	(1)	—	462,003	616,004
	Time-Based Equity Compensation Acceleration	(2)	—	1,797,767	1,927,090
	Performance-Based Equity Compensation Acceleration		—	823,876	865,810
	Aggregate Healthcare Related Monthly Payment	(3)	—	49,500	66,000
	TOTAL BENEFIT		—	3,793,151	4,354,910

(1)
Reflects salary as in effect as of October 2, 2020. Bonus severance is based on target bonus as a percentage of salary as in effect as of October 2, 2020. The multiplier for a Change of Control Termination is 2.99 for the CEO and 2.0 for other NEOs. The multiplier for a Leadership Change Termination is 1.5. Note that for purposes of this table, the Company used actual salary rate in the payroll system, which due to rounding is immaterially different than the annual rate described (e.g. with regards to Mr. Mattes, the difference is approximately $13).

Summary Compensation and Equity Tables

(2)
Equity Compensation Acceleration represents the value of time-based restricted stock units and performance-based restricted stock units, in each case at the closing stock price ($110.00) on October 2, 2020 (the last trading day of fiscal year 2020) that would become vested because of a termination of employment on October 2, 2020 assuming a Change in Control or Leadership Change. 100% of the time-based restricted stock units with respect to a Change of Control termination and those time-based restricted stock units that would vest within 24 months after the Leadership Change termination are accelerated. The value of accelerated restricted stock units is calculated by multiplying the number of unvested restricted stock units subject to acceleration by the closing stock price on October 2, 2020. This assumes vesting of the performance-based restricted stock units with a performance period ending in November 2021 and November 2022 at target achievement and in the event of a Leadership Change Termination, pro rata vesting of such restricted stock units with a performance period ending November 2022 reflecting an additional 24 month period after employment. The amounts reflected for Equity Compensation Acceleration do not reflect any value for the performance-based restricted stock units with a performance period ending in November 2020 since the performance goal for those units was not met and, therefore, no units vested. The amounts reflected for Equity Compensation Acceleration do not reflect any applicable taxes, just gross proceeds. Since the table assumes a triggering event as of the last business day of the fiscal year, only those restricted stock units outstanding to which the executives did not have a right as of that date are included in the table.

(3)
Aggregate Healthcare Related Monthly Payment is a monthly payment of $2,750 in lieu of receiving Company-subsidized COBRA benefits, life insurance premiums and/or other welfare benefits, multiplied by 36 months for our CEO and for our other NEOs, 24 months in a Change of Control termination or 18 months in a Leadership Change termination.

John Ambroseo retired from his role as President and CEO and a member of the Board, effective April 6, 2020. Upon his retirement, Mr. Ambroseo transitioned to the role of a Special Advisor to the Company. This transition was effected pursuant to a transition and retirement agreement that was entered into by Mr. Ambroseo and the Company in April 2019. The transition and retirement agreement provides for continuation of Mr. Ambroseo's employment through December 1, 2021, with a continuation of his base salary at $68,750 per month through April 13, 2021 and a base salary of $10,000 per month thereafter through December 1, 2021, continued vesting in outstanding equity awards through December 1, 2021 and eligibility for Change in Control benefits under the Company's Change of Control and Leadership Change Severance Plan as though he continued as Chief Executive Officer if a Change of Control occurs before his retirement date. If a Change of Control and termination of employment occurred on October 2, 2020, Mr. Ambroseo would have been entitled to salary severance of $2,466,783, bonus severance of $2,466,783, equity compensation acceleration of $1,115,950 in time-based restricted stock units and $2,474,890 in performance-based restricted stock units (assuming target performance and the October 2, 2020 stock price) and aggregate health care related monthly payments of $99,000 for a total value of $8,623,406.

On August 20, 2020, the Company and Kevin Palatnik, entered into an executive transition services agreement, pursuant to which Mr. Palatnik was to retire from the Company on February 28, 2021. The executive transition services agreement provided that Mr. Palatnik was to transition to a special advisor to the Company in connection with the appointment of a successor Chief Financial Officer. Under the executive transition services agreement, Mr. Palatnik would have received the "Change in Leadership Severance Benefits" but not the "Change of Control Severance Benefits" under the Company's Change of Control and Leadership Change Severance Plan, subject to the requirements thereof to provide an effective release. Mr. Palatnik's "Change in Leadership Severance Benefits" (determined as of October 2, 2020) are set forth in the table above. As previously noted, the Company and Mr. Palatnik terminated the executive transition services agreement on January 18, 2021. Therefore, the table above also sets forth Mr. Palatnik's "Change of Control Severance Benefits" (determined as of October 2, 2020) under the Company's Change of Control and Leadership Change Severance Plan even though Mr. Palatnik would not have been eligible for such benefits while his executive transition services agreement was in effect.

The Company and Thomas Merk entered into a termination agreement pursuant to which Mr. Merk resigned from his officer position in October 2020 and terminated all employment relationships with the Company effective December 31, 2020. Under the termination agreement, Mr. Merk will basically receive the "Change in Leadership Severance Benefits" under the Company's Change of Control and Leadership Change Severance Plan in severance and compensation for the period after his officer resignation, subject to the requirements thereof to provide an effective release. Mr. Merk's "Change in Leadership Severance Benefits" included continued payment of his full salary through December 31, 2020, severance payment of €845,055 (valued at $990,286 using an October 2, 2020 currency conversion rate of 1 Euro = $1.17186) and vesting of the 2,589 time-based restricted

Summary Compensation and Equity Tables

stock units which were scheduled to vest within the 24 month period after his termination of employment (valued at $284,790 based on the October 2, 2020 stock price) and the continued ability to earn performance-based restricted stock units based on actual Company performance during the performance period ending November 13, 2021 (target of 2,546 performance-based restricted stock units valued at $280,060 based on the October 2, 2020 stock price) and performance-based restricted stock units based on actual Company performance for the performance period ending November 15, 2021 (target of 2,096 performance-based restricted stock units valued at $230,560 based on the October 2, 2020 stock price).

PAY RATIO

As provided for by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring companies to disclose the ratio of the median employee's total annual compensation relative to total annual compensation of the CEO. The fiscal 2020 total annualized compensation for our CEO, for purposes of this disclosure, as discussed below, was $7,244,632. We estimate that the fiscal 2020 total annual compensation for the median of all employees, excluding our CEO, was $67,064. The resulting ratio of our CEO's total annual compensation to that of the median of all employees, excluding our CEO, for fiscal 2020 is approximately 108 to 1.

For purposes of reporting annual total compensation and the ratio of annual total compensation of the CEO to the median employee, both the CEO and median employee's annual total compensation were calculated consistent with the disclosure requirements of executive compensation under the Summary Compensation Table.

For fiscal year 2020, the total compensation reported in the "Total" column of the Summary Compensation Table for our Chief Executive Officer, Mr. Mattes, was $6,764,838. Since Mr. Mattes was appointed Chief Executive Officer effective April 6, 2020, we annualized his Salary, Non-Equity Incentive Plan Compensation and Company contributions to the 401(k) Retirement Plan, disclosed in the Fiscal 2020 Summary Compensation Table, and added the values set forth in the Fiscal 2020 Summary Compensation Table of his Bonus, Stock Awards, and other components of All Other Compensation to arrive at a value of $7,244,632, used for the ratio of annual total compensation for our CEO to the annual total compensation for our median employee.

We identified the median employee by (i) aggregating for each employee employed on October 3, 2020 (our fiscal year end) (A) annual base salary for salaried employees (or hourly rate multiplied by estimated work schedule, for hourly and seasonal employees) and (B) target incentive compensation, (ii) converting amounts from local currency to U.S. dollars and (iii) ranking this compensation measure for our employees other than our CEO from lowest to highest. Because we had an even number of employees (excluding our CEO) on the determination date, two employees were identified as the median compensated employees. We reviewed the compensation of these two employees as well as the compensation of five employees immediately above and below, to further analyze employee median compensation for consistency with that of other employees near the median. For these twelve employees, we calculated total annual compensation for such employees using the same methodology used to calculate the "Total" column of the Fiscal 2020 Summary Compensation Table. We then selected from among the two median compensated employees, a United States employee whose compensation was consistent with that of the twelve employees reviewed.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's total annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the charter of the Audit Committee, the members of the Audit Committee, all of whom are independent directors, review and approve in advance any proposed related person transactions. Additionally, from time to time the Board may directly consider these transactions. For purposes of these procedures, the individuals and entities that are considered "related persons" include:

•
Any of our directors, nominees for director and executive officers;

•
Any person known to be the beneficial owner of five percent or more of our common stock (a "5% Stockholder"); and

•
Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer and 5% Stockholder. We will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations.

Related Person Transactions

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law. We also intend to execute these agreements with our future directors and officers.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements, including reviewing and approving the fees for the performance of the audit by our independent auditors. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of both management, which has primary responsibilities for our financial statements and reports, as well as the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee met ten (10) times during fiscal 2020. In the course of these meetings, the Audit Committee met with management, the internal auditors and our independent registered public accounting firm and reviewed the results of the internal and external audit examinations, evaluations of our internal controls and the overall quality of our financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with the internal auditors and the independent registered public accounting firm is fundamental to the Audit Committee's oversight responsibilities. To support this belief, the Audit Committee periodically meets separately with the internal auditors and the independent auditors, without management present. In the course of its discussions in these meetings, the Audit Committee asked a number of questions intended to bring to light any areas of potential concern related to our financial reporting and internal controls. These questions include:

•
Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements;

•
Based on the auditors' experience, and their knowledge of our business, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements;

•
Based on the auditors' experience, and their knowledge of our business, have we implemented internal controls and internal audit procedures that are appropriate for our business.

The Audit Committee approved the engagement of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2020, including the fees to be paid for their audit work, and reviewed with the internal auditors and independent registered public accounting firm their respective overall audit scope and plans. In approving Deloitte & Touche LLP, the Audit Committee considered the qualifications of Deloitte & Touche LLP and discussed with Deloitte & Touche LLP their independence, including a review of the audit and non-audit services provided by them to us. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Commission, and it received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP's communications with the Audit Committee concerning independence.

Management has reviewed and discussed the audited financial statements for fiscal 2020 with the Audit Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Audit Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended October 3, 2020, for filing with the SEC.

Respectfully submitted by the Audit Committee.

Steve Skaggs, Chair
Beverly Kay Matthews
Garry Rogerson

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board may recommend.

Dated: March 19, 2021

By Order of the Board of Directors

Bret DiMarco
Executive Vice President, Chief Legal Officer and
Corporate Secretary

APPENDIX A

COHERENT, INC.
EMPLOYEE STOCK PURCHASE PLAN
Amended and restated as of May 6, 2021

The following constitutes the provisions of the Employee Stock Purchase Plan (herein called the "Plan") of Coherent, Inc. (herein called the "Company").

1.     Purpose.    The purpose of the Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase Common Stock of the Company through payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

2.     Definitions.

  (a)   "Base pay" or "base salary" means regular straight-time earnings and commissions, excluding payments for overtime, shift premiums, incentive compensation, bonuses and any other special payments.

  (b)   "Employee" means any person, including an officer, who is customarily employed for at least twenty (20) hours (or such lesser number of hours determined by the Company) per week by the Company or its subsidiaries (50% or more of whose voting shares are owned directly or indirectly by the Company) unless the Company designates a subsidiary as not participating in the Plan.

3.     Eligibility.

  (a)   Any employee as defined in paragraph 2 who shall be employed on the date the employee's participation in the Plan is effective shall be eligible to participate in the Plan, subject to limitations imposed by Section 423(b) of the Internal Revenue Code of 1986.

  (b)   Any provisions of the Plan to the contrary notwithstanding, no employee shall be granted an option under the Plan (i) if, immediately after the grant, such employee would own shares and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of the Company, or (ii) which permits the participant's rights to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds Twenty Five Thousand Dollars ($25,000) for each calendar year in which such option is outstanding at any time, where the value of the option is calculated as the fair market value of the shares (determined at the time such option is granted).

4.     Offering Dates.    The Plan shall be implemented by two offerings during each fiscal year, each of six months duration, with Offering I commencing on or about May 1 of each year and Offering II commencing on or about November 1 of each year. Notwithstanding the foregoing, in lieu of the offering periods set forth in the preceding sentence, the Board may establish any offering period that does not exceed 27 months and is consistent with Section 423 of the Internal Revenue Code of 1986.

5.     Participation.

  (a)   An eligible employee may enroll in the Plan by completing a subscription agreement authorizing payroll deduction on the form provided by the Company and submitting prior to the applicable offering date, the subscription agreement and any other information required by the Company in the form and manner and in accordance with procedures designated by the Company.

  (b)   Payroll deductions for a participant shall commence on the first payroll following the offering date and shall end on the termination date of the offering to which such authorization is applicable, unless sooner terminated by the participant as provided in paragraph 10 or otherwise provided by the Company.

6.     Payroll Deductions.

  (a)   At the time a participant files the participant's subscription agreement, the participant shall elect to have payroll deductions made on each payday during the offering period. Unless the Company determines otherwise, the amount of payroll deductions elected to be made shall not be greater than ten percent (10%) of the base pay which the participant receives on such payday nor less than a $10 deduction per payday.

  (b)   All payroll deductions made by a participant shall be credited to a book-keeping account under the Plan. A participant may not make any additional payments into such account.

  (c)   A participant may discontinue the participant's payroll deductions to the Plan as provided in paragraph 10, or may lower, but not increase, the rate of the participant's payroll deductions (within the limitations set forth in subparagraph (a) above) during the offering by completing or filing with the Company a new authorization for payroll deduction. Unless the Company determines otherwise, the change in rate shall be effective within fifteen (15) days following the Company's receipt of the new authorization.

7.     Grant of Option.

  (a)   At the beginning of each offering period, each eligible employee shall be granted an option to purchase that number of shares of the Company's Common Stock determined by dividing such employee's payroll deductions accumulated prior to the exercise date and retained in the eligible employee's account as of the exercise date by the applicable option price determined in accordance with paragraph 7(b); provided that in no event will an eligible employee be permitted to purchase during any offering period more than ten thousand (10,000) shares of the Company's Common Stock, subject to adjustment as provided in paragraph 18 and provided further that such purchase will be subject to the limitations set forth in paragraphs 3(b) and 12 hereof. Fair market value of a share of the Company's Common Stock shall be determined as provided in paragraph 7(b) herein.

  (b)   The option price per share of such shares shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock of the Company at the commencement of the offering period; or (ii) 85% of the fair market value of a share of the Common Stock of the Company at the time the option is exercised at the termination of the offering period. The fair market value of the Company's Common Stock on said dates shall be determined by the Company's Board of Directors in the exercise of their discretion in good faith.

8.     Exercise of Option.    Unless a participant withdraws from the Plan as provided in paragraph 10 and subject to the limitations set forth in paragraph 12, the participant's option for the purchase of shares will be exercised automatically at the end of the offering period, and the maximum number of full shares subject to option will be purchased for the participant at the applicable option price with the applicable amount of the accumulated payroll deductions in the participant's account. During the participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by the participant. Any cash remaining to the credit of a participant's account under the Plan after a purchase by the participant of shares at the termination of each offering period, or which is insufficient to purchase a full share of Common Stock of the Company, shall be returned to said participant.

9.     Rights as a Stockholder.    A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, the shares of the Company's Common Stock purchased upon exercise of the participant's option under the Plan until the date of the issuance of the shares of the Company's Common Stock to the participant.

10.  Withdrawal; Termination of Employment.

  (a)   A participant may withdraw all but not less than all the payroll deductions credited to the participant's account under the Plan for an offering at any time prior to the end of the applicable offering period by giving notice to the Company in the manner prescribed by the Company. All of the participant's payroll deductions credited to the participant's account for the offering from which the participant has withdrawn will be paid to the participant promptly after receipt of the participant's notice of withdrawal and the participant's option for the current offering period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the applicable offering period.

  (b)   Upon termination of the participant's employment prior to the end of an offering period for any reason, including retirement or death, the payroll deductions credited to the participant's account will be returned to the participant and the participant's option will be automatically terminated.

  (c)   In the event an employee fails to remain in the employ of the Company or its subsidiaries customarily for at least twenty (20) hours (or such lesser number of hours determined by the Company) per week during the offering period in which the employee is a participant, the employee will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to the employee's account will be returned to the employee and the employee's option terminated.

  (d)   A participant's withdrawal from an offering will not have any effect upon the participant's eligibility to participate in any other offering or in any similar plan which may hereafter be adopted by the Company.

11.  No Interest.    To the extent that a participant's payroll deductions are refunded pursuant to the provisions of the Plan, no interest shall be paid on said refundable amount.

12.  Stock.    The maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan on or after May 6, 2021 shall be 250,000 shares plus the number of shares remaining available under the Plan after the October 31, 2020 purchase, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18. The shares to be sold to participants under the Plan may, at the election of the Company, be either treasury shares or shares authorized but unissued. If the total number of shares which would otherwise be subject to options granted pursuant to paragraph 7(a) hereof at the beginning of an offering period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each employee affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

13.  Administration.    The Plan shall be administered by the Board of Directors of the Company or a committee appointed by the Board. The administration, interpretation or application of the Plan by the Board or its committee shall be final, conclusive and binding upon all participants. Members of the Committee who are eligible employees are permitted to participate in the Plan. Notwithstanding any provision to the contrary in the Plan, the Board or its committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Board or its committee is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of base pay, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay taxes, determination and change of offering periods, establishment of separate offerings, payment procedures, requirement that shares of the Company's Common Stock acquired through the Plan be held by a specific broker, withholding procedures and handling of stock certificates.

14.  Non-U.S. Eligible Employees.    Without amending the Plan, the Company may grant options or establish other procedures to provide benefits to non-U.S. employees of the Company and its subsidiaries (including with respect to non-U.S. employees, those entities which the Company directly or indirectly owns 50% or more of the equity interests unless designated by the Company as not participating in the Plan) under the Plan on such terms and conditions different from those specified in this Plan as may, in the judgment of the Company, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable (a) to comply with provisions of applicable laws or regulations or conform to the requirements to operate the Plan in a qualified or tax or accounting advantageous manner, (b) to ensure the viability of the benefits under the Plan for eligible non-U.S. employees, or (c) to meet the objectives of the Plan. Notwithstanding anything to the contrary herein, any such actions taken by the Company with respect to eligible non-U.S. employees of any participating subsidiary may be treated as a subplan outside of an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 and not subject to the requirements of Section 423 set forth in the Internal Revenue Code of 1986 and this Plan.

15.  Transferability.    Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 10.

16.  Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.  Reports.    Individual accounts will be maintained for each participant in the Plan. Accounts under the Plan are purely book-keeping entries. Statements of account will be available to participating employees.

18.  Changes in Capitalization and Transactions.

  (a)   If any change is made in the shares of the Company's Common Stock subject to the Plan, or subject to any option under the Plan, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares of the Company's Common Stock subject to the Plan pursuant to paragraph 12 and the option purchase limits, and the outstanding options will be appropriately adjusted in the class(es), number of shares of Common Stock and purchase limits of such outstanding options. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction that does not involve the receipt of consideration by the Company.)

  (b)   Without limitation on the preceding provisions, in the event of any corporate transaction, the Board may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of the Company's Common Stock which may be delivered under the Plan, in the number, class of or price of the Company's Common Stock available for purchase under the Plan and in the number of the Company's Common Stock which an employee is entitled to purchase and any other adjustments it deems appropriate. Without limiting the Board's authority under this Plan, in the event of any transaction, the Board may elect to have the options hereunder assumed or such options substituted by a successor entity, to terminate all outstanding options, either prior to their expiration or upon completion of the purchase of the Company's Common Stock on the next exercise date, to shorten the offering period by setting a new exercise date or to take such other action deemed appropriate by the Board.

19.  Amendment or Termination.    The Board of Directors of the Company may at any time terminate or amend the Plan. No such termination can affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant, nor may an amendment be made without prior approval of the shareholders of the Company if such amendment would:

  (a)   Increase the number of shares that may be issued under the Plan;

  (b)   Change the designation of the employees (or class of employees) eligible for participation in the Plan; or

  (c)   Require shareholder approval under applicable law or exchange requirements.

20.  Notices.    All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location or by the person, designated by the Company for the receipt thereof.

21.  No Right of Employment.    Neither the grant nor the exercise of any options under this Plan nor anything in this Plan shall impose upon the Company or any participating subsidiary any obligation to employ or continue to employ any employee. The right of the Company or a participating subsidiary to terminate any employee shall not be diminished or affected because any options have been granted to such employe

VOTE BY INTERNET Before The Meeting Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 5, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. C/O AMERICAN STOCK TRANSFER 59 MAIDEN LANE NEW YORK, NY 10038 During The Meeting Go to www.virtualshareholdermeeting.com/COHR2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 5, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D38114-P52835 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. COHERENT, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain Nominees: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Jay T. Flatley The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain ! ! ! ! ! ! 1b. Pamela Fletcher 2. To approve our amended and restated Employee Stock Purchase Plan. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending October 2, 2021. 3. 1c. Andreas W. Mattes 1d. Beverly Kay Matthews ! ! ! 4. To approve, on a non-binding advisory basis, our named executive officer compensation. 1e. Michael R. McMullen 1f. Garry W. Rogerson NOTE: To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof. 1g. Steve Skaggs 1h. Sandeep Vij Stockholders of record at the close of business on March 12, 2021 are entitled to vote at the meeting via webcast www.virtualshareholdermeeting.com/COHR2021. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope for that purpose, or vote by telephone or via the Internet. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Annual Report, Proxy Statement and Notice of Annual Meeting are available at www.proxyvote.com. D38115-P52835 PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COHERENT, INC. VIRTUAL ANNUAL MEETING OF STOCKHOLDERS May 6, 2021 8:30 AM Pacific Time The undersigned stockholder of COHERENT, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 19, 2021, and hereby appoints Andreas W. Mattes and Bret M. DiMarco, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Virtual Annual Meeting of Stockholders of COHERENT, INC. to be held online on May 6, 2021 at 8:30 a.m., Pacific Time, and at any postponement(s) or adjournment(s) thereof and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on all the matters set forth on the reverse side. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) TO ENSURE AS MANY OF THE NOMINEES FOR THE ELECTION OF THE DIRECTORS SET FORTH IN PROPOSAL ONE ARE ELECTED AS DIRECTORS, (2) FOR THE APPROVAL OF OUR AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN SET FORTH IN PROPOSAL TWO, (3) FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SET FORTH IN PROPOSAL THREE, (4) FOR THE APPROVAL OF OUR EXECUTIVE OFFICER COMPENSATION AS SET FORTH IN PROPOSAL FOUR AND ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF. CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE